__________________________________________________________________________________________________________________________________________________________________________________________

OFFICE LEASE

between

UCB TECHNOLOGIES, INC.

Landlord

and

CAREGUIDE, INC.

Tenant

__________________________________________________________________________________________________________________________________________________________________________________________

__________________________________________________________________________________________________________________________________________________________________________________________

755 JEFFERSON ROAD

ROCHESTER, NEW YORK

LEASE SUMMARY

Date:	September 29, 2006
Landlord:	UCB TECHNOLOGIES, INC., a New York corporation
Tenant:	CAREGUIDE, INC. a Delaware corporation
Premises and Floor(s): [Section 1.1(b)]	Escalating up to approximately 26,753 rentable square feet located on the fourth (4th) floor of the building located at 755 Jefferson Road, Town of Rochester, NY
Area of the Premises: [Section 1.2]	Floor(s)	Year	Rentable Area
	4	1	18,076
	4	2	22,011
	4	3 – 11	26,753
Lease Term: [Section 2.1]	Eleven (11) years
Commencement Date: [Section 2.1]	November 1, 2006, subject to Tenant's right of access to the Premises fifteen (15) days prior to the Commencement Date for purposes of Tenant installations and preparation for business operations.
Rent Commencement: [Section 2.1]	May 1, 2007
Expiration Date: [Section 2.1]	October 31, 2017
Base Rental: [Section 3.1]
Portion of Lease Term[1]	Annual Base Rental/RSF	RSF	Annual Base Rental	Monthly Base Rental
11/01/06 - 04/30/07 05/01/07 – 10/31/07	$0.00 $16.00	18,076 18,076	$0.00 $289216	$0.00 $24,101
11/01/07 – 10/31/08	$16.00	22,011	$352,176	$29,348
11/01/08 – 10/31/11	$16.00	26,753	$428,048	$35,670
11/01/11 – 10/31/17	$17.00	26,753	$454,801	$37,900

Rent Credit: [Section 3.1]	$133,756.00, to be applied equally over the thirty (30) month period following the Rent Commencement, in the amount of $4,458.83 per month.

_________________________

[1]	This date will be set at six months from the Lease Commencement Date.

Security Deposit: [Section 3.4]

Years 1 – 3: Letter of Credit or similar instrument equal to $200,000

Year 4: Letter of Credit or similar instrument equal to $160,000

Year 5: Letter of Credit or similar instrument equal to $128,000

Year 6: Letter of Credit or similar instrument equal to $102,400

Year 7: Letter of Credit or similar instrument equal to $81,920

Year 8: Letter of Credit or similar instrument equal to $65,536

Landlord’s Address for the mailing of payments: [Section 3.5]	UCB Technologies, Inc. 1950 Lake Park Drive Smyrna Georgia 30080 Attn: Finance Department
Use: [Section 5.1]	General office use
Tenant’s Broker and Address for Notices: [Section 9.1]	CB Richard Ellis/New York and CB Richard Ellis/Rochester 120 Corporate Woods, Suite 210 Rochester, New York 14623
Tenant’s Address for Notices:[Section 9.2]	CareGuide, Inc. 755 Jefferson Road, Floor 4 Rochester, New York 14623 Attn: Ann Boughtin, Chief Operating Officer
Landlord’s Address for Notices: [Section 9.2] Landlord’s Broker and Address for Notices:	UCB Technologies, Inc. 1950 Lake Park Drive Smyrna Georgia 30080 Attn: General Counsel CB Richard Ellis/Rochester, NY 120 Corporate Woods, Suite 210 Rochester, NY 14623
Landlord’s Allowance:

Except as otherwise provided in this Lease, Tenant agrees to accept the space in an “As Is” condition and Landlord shall have no obligation to make or pay for an improvements, modification or alterations thereto.

Operating Expenses Base Year: [Section 3.3]	First 12 months of Tenant’s Occupancy
Pro Rata Share

Tenant’s pro rata share for lease term year 1 shall be 17.11%, calculated based on a Premises size of 18,076 square feet and Building leaseable area of 105,651 square feet. Tenant’s Pro Rata Share for lease term year 2 shall be 20.83%, calculated based on a Premises size of 22,011 square feet and Building leaseable area of 105,651 square feet. Tenant’s Pro Rata Share for lease term years 3-11 shall be 25.32%, calculated based on a Premises size of 26,753 square feet and Building leaseable area of 105,651 square feet.

__________________________________________________________________________________________________________________________________________________________________________________________

__________________________________________________________________________________________________________________________________________________________________________________________

755 JEFFERSON ROAD

OFFICE LEASE

Page

I	PREMISES AND OTHER DEFINITIONS		1
	1.1	Premises	1
	1.2	Area of the Premises	1
	1.3	Operating Expenses	1
	1.4	Prime Rate	3
	1.5	Property Taxes	3
II	TERM, ASSIGNMENT AND SUBLETTING		3
	2.1	Term	3
	2.2	Tenant Acceptance Agreement	3
	2.3	Removal of Tenant’s Property	4
	2.4	Holding Over	4
	2.5	Assignment and Subleasing	4
	2.6	Transfer of Tenants	5
	2.7	Cancellation Option	5
	2.8	Renewal Option	5
	2.9	Right of First Refusal	6
	2.10	Expansion Space	7
	2.11	Termination Option	7
III	RENT, RENT ADJUSTMENT AND DEPOSITS		7
	3.1	Base Rental	7
	3.2	Rental Adjustment	7
	3.3	Operating Expenses	7
	3.4	Security Deposit	8
	3.5	Payments	8
	3.6	Rent for Partial Months	8
IV	PREPARATION, MAINTENANCE AND REPAIR OF PREMISES		9
	4.1	Repairs by Tenant	9
	4.2	Repairs by Landlord	9
	4.3	Alterations by Tenant	9
	4.4	Discharge of Liens	9

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Page

	4.5	Damage and Destruction	9
	4.6	Eminent Domain	11
	4.7	Reports of Defects	11
	4.8	Landlord’s Right to Enter Premises	11
V	USE AND SERVICES		12
	5.1	Use	12
	5.2	Services	12
VI	COMPLIANCE WITH LAWS		13
	6.1	Tenant’s Compliance with Laws	13
	6.2	Building Alterations	13
	6.3	Taxes Payable by Tenant	14
	6.4	Landlord’s Compliance with Laws	14
VII	INSURANCE, LIABILITY AND INDEMNIFICATION		14
	7.1	Insurance	14
	7.2	Waiver of Subrogation	14
	7.3	Indemnity	14
	7.4	Liability of Landlord	15
	7.5	Limitation of Liability	15
VIII	EVENTS OF DEFAULT AND RELATED REQUIREMENTS		15
	8.1	Default and Remedies	15
	8.2	Insolvency or Bankruptcy	18
	8.3	Late Payments	19
	8.4	Attorneys’ Fees for Collection	19
	8.5	No Waiver of Rights	19
IX	MISCELLANEOUS PROVISIONS		19
	9.1	Broker	19
	9.2	Addresses and Notices	19
	9.3	Entire Agreement and Exhibits	19
	9.4	Subordination and Attornment	20
	9.5	Estoppel Certificate/Amendment	20
	9.6	Severability	21
	9.7	Captions	21
	9.8	Successors and Assigns	21
	9.9	New York Law	21
	9.10	Time is of the Essence	21

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Page

	9.11	Execution	21
	9.12	Force Majeure	21
	9.13	Multiple Tenants	21
	9.14	Mutual Warranty of Authority	21
	9.15	Parking Rights	22
	9.16	No Recordation of Lease	22
	9.17	Hazardous Substances	22
	9.18	Names	23
	9.19	Shared Communications Services	23
	9.20	Ownership and Management Disclosure	23
	9.21	Effect of Lease Termination	23
	9.22	Signage	23
	9.23	Furniture	23
	9.24	Amenities	23
	9.25	Quiet Enjoyment	23
	9.26	Special Stipulations	23
	9.27	Back-Up Power	23
	9.28	Further Landlord Representations	23
X	Payment OF PROPERTY TAXES		23

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SCHEDULE OF EXHIBITS

Exhibit “A”	Floor Plan(s)
Exhibit “B”	Tenant Acceptance Agreement
Exhibit “C”	Cleaning Specifications
Exhibit “D”	Rules and Regulations
Exhibit “E”	Special Stipulations

Exhibit 9.23	Furniture Inventory

Exhibit 9.4	Form Subordination, Non-Disturbance and Attornment Agreement

Exhibit “F”	Hazardous Substances

__________________________________________________________________________________________________________________________________________________________________________________________

iv

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755 JEFFERSON ROAD

OFFICE LEASE

THIS LEASE AGREEMENT (the “Lease”) is dated as of September 29, 2006 and made by and between the undersigned Landlord and the undersigned Tenant.

W I T N E S S E T H   T H A T:

Landlord, for and in consideration of the rents, covenants, agreements and stipulations herein contained, to be paid, kept and performed by Tenant, has leased and rented, and by these presents hereby leases and rents unto Tenant, and Tenant hereby leases upon the terms and conditions herein contained, the Premises described in Section 1.1(b) below, with no easement for light or air included in the Premises. This Lease shall create the relationship of landlord and tenant between Landlord and Tenant; and Tenant has only a usufruct which is not subject to levy and sale. So long as Tenant shall observe and perform the covenants and agreements binding on it hereunder and subject to the terms and provisions hereof, Tenant shall at all times during the Lease Term (as hereinafter defined) peacefully and quietly have and enjoy possession of the Premises.

This Lease shall be applied and construed in a commercially reasonable manner. Whenever herein the consent, approval or concurrence of either Landlord or Tenant shall be required for action or forbearance by the other party, it is agreed that such consent, approval or concurrence shall not be unreasonably withheld, delayed or conditioned, except as to matters specified as being in the discretion or sole discretion of the party from which the consent, approval or concurrence is required. Discretionary consent, approval or concurrence may be withheld, delayed or conditioned without regard to any standard of reasonableness.

I

PREMISES AND OTHER DEFINITIONS

Terms not defined in this Lease shall have the respective meanings set forth in the Lease Summary attached as a preamble hereto, and incorporated herein by this reference. Unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified:

1.1	Premises. Terms used in defining Premises are:

(a)           The term “Building” shall mean 755 Jefferson Road, Rochester, New York, 14623, which consists of an office building with four floors for office space.

(b)           The term “Premises” shall mean that portion of the Building located on the floor(s) of the Building specified in the Lease Summary, which portion is shown on the floor plan(s) attached hereto as Exhibit “A” together with a non-exclusive right in common with others to use and enjoy those common areas or portions of the Building, including but not limited to driveways, sidewalks, parking lots, hallways, corridors, trash rooms, mechanical and electrical rooms, storage rooms, stairways, entrances, exits, elevators, restrooms, lobbies, stairs, loading docks, pedestrian walks, roofs and basements, janitor’s and storage closets within the Building and all other common rooms and common facilities within the Building (collectively, the "Common Areas"). Upon any expansion or contraction of the Premises pursuant to the terms of this Lease or other agreement of the parties, the term “Premises” shall be deemed to apply to such space as adjusted by such expansion or contraction.

1.2           Area of the Premises. The “Rentable Area” of the Premises for all purposes of this Lease shall be the agreed quantity of square footage so designated in the Lease Summary.

1.3           “Operating Expenses” shall mean all costs paid or incurred by Landlord in the management, operation, maintenance, repair and security of the Building (but not of any complex in which the Building is located) in a prudent, businesslike and commercially reasonable manner, including, and expressly limited to, the following:

(a)           Costs and expenses for the maintenance and repair (but not the replacement) of Building and the mechanical (including HVAC), electrical, plumbing and elevator systems used in connection therewith.

(b)           Cleaning and janitorial costs and expenses, including window cleaning expenses and the replacement of light bulbs and glass for the Building.

(c)	Landscaping and grounds maintenance costs and expenses.

(d)           Utility costs and expenses including, without limitation, those for electricity and other fuels and forms of power or energy, water charges, sewer and waste disposal.

(e)           Costs and expenses of redecorating, repainting and recarpeting the Common Areas of the Building;

(f)            Cost of wages and salaries to employees or agents of Landlord engaged in the reasonable management, operation, maintenance, repair and security of the Building, and so-called fringe benefits, including social security taxes, unemployment insurance taxes, costs for providing coverage for disability benefits, costs of any pensions, hospitalization, welfare or retirement plans or any other similar or like expense incurred under the provisions of any collective bargaining agreement, and cost of uniforms.

(g)           Reasonable charges of any independent contractor which, under contract with the Landlord or its manager or representatives, does any of the work of operating, maintaining, repairing or providing security for the Building.

(h)           Legal and accounting fees and expenses, but only to the extent such fees and expenses are incurred in connection with or related to seeking or obtaining reductions in and/or refunds of Property Taxes, provided any such reductions and/or refunds are credited to and passed on to Tenant on a pro-rata basis.

(i)            Landlord’s insurance costs and expenses for property/casualty insurance and general liability insurance carried by Landlord with respect to the Building, provided such insurance coverage and the premiums paid therefore are reasonable and justified as compared to like office buildings in the Rochester, New York metropolitan area.

(j)            All costs of security and security systems at the Building, including, without limitation: (i) the reasonable wages of all employees engaged in the security of the Building; (ii) all supplies, materials, equipment, and devices used in the security of the Building; and (iii) all service or maintenance contracts with independent contractors for the security of the Building including, without limitation, alarm service, personnel, security guards, watchmen, and any other security personnel.

(k)           Provided Landlord contracts with an independent third-party property management company to manage the Building consistent with standards of Class-A office space in Rochester, New York, a management fee not to exceed three percent (3%) of the gross annual base rent (excluding all additional rent items) paid by tenants in the Building

(l)	Property Taxes.

Operating Expenses shall not include (i) depreciation on the Building other than depreciation on exterior window blinds provided by Landlord and carpeting in public corridors and common areas, or any components thereof; (ii) tenant improvement costs or allowances or free rent concessions; (iii) real estate brokers’ commissions;

(iv) replacement of any mechanical (including HVAC), electrical, plumbing or elevator system serving the Building; (v) replacement of any structural component of the Building, including but not limited to the foundation(s), exterior walls, or roof of the Building; (vi) capital improvements or additions, or interest thereon; (vii) the cost of special services rendered to a particular tenant of the Building; (viii) costs incurred in connection with preparing the Building for multiple tenant occupancy, or creating or reworking existing parking, or creating entrances into Common Areas; (ix) interest on and the amortization of debts (and costs and charges incurred in connection with such financings including, without limitation, any mortgage recording tax); (x) legal fees, appraisal fees or accountants fees incurred by Landlord in connection with the negotiation and preparation of agreements between Landlord and third parties affecting the Building (including new or renewal leases and/or loan documents) or in enforcing Landlord's rights under such agreements or legal or accounting fees in connection with tax returns, tax reporting or accounting; (xi) refinancing costs; (xii) the cost of any repairs or replacements made to the Building (including space occupied by Tenant or other tenants) that were made as a result of the negligence or misconduct of Landlord or any other tenant; (xiii) costs or repairs or replacements incurred by reason of fire or other casualty or condemnation, except for the amount of any insurance deductible not to exceed $250,000 for any individual occurrence; (xiv) advertising and promotional expenditures; (xv) any expenditure paid to any person or entity affiliated with Landlord or principals of Landlord to the extent it exceeds the amount paid for similar services that would have been paid in an arms length transaction with any unrelated third-party; (xvi) any cost or service furnished to tenants that is separately reimbursable to Landlord other than through Operating Expenses; (xvii) ground rent or any other payments paid under ground leases or superior leases; (xviii) any costs incurred for the purpose of effecting a sale or any other capital transaction involving, the Building or land or any other real property (including state transfer tax), whether or not any such transaction is consummated; (xix) payment of any amounts to any person seeking recovery for breaches of contract, negligence or other torts committed by Landlord, including any related attorney fees and disbursements; (xx) costs of installing, operating and maintaining any specialty facility such as a child care center or conference center; (xxi) any costs related to signage for the Building; (xxii) any late charge, fine or penalty paid by Landlord; (xxiii) costs incurred due to the negligence, willful misconduct, or breach of lease or other agreement by any other tenant in the Building; (xxiv) costs of disputes that Landlord has with any employees or any third parties, including any other tenants or any mortgagee; (xxv) costs to comply with any existing violation or to cure an existing condition in, under or around the Building; (xxvi) expenses for which Landlord will receive separate reimbursement, credits, or rebates; (xxvii) lease takeover costs or other costs connected with leases in the Building; (xxviii) costs to expand or alter the Building or any other expansions; (xxix) costs incurred with the removal or encapsulation or other treatment of hazardous materials; (xxx) any rent loss or reserves for bad debts and the rental value of any office located in the Building and utilized by the personnel of either Landlord or Landlord's affiliates or managing agents; (xxxi) costs associated with the operation of a cafeteria in the Building.; and (xxxii) costs of acquiring, leasing, insuring, restoring, removing, or replacing sculptures and paintings, or other artworks in the Building.

1.4           “Prime Rate” shall mean the rate of interest announced from time to time by Bank of America, N.A. as its prime rate of interest. An increase or decrease in the Prime Rate shall result in a corresponding increase or decrease in the rate of interest being charged hereunder and shall take effect on the day the increase or decrease in the Prime Rate is made effective. In the event that Bank of America, N.A. shall abandon or abolish the practice of publishing the Prime Rate, or should the same become unascertainable, Landlord shall designate a comparable reference rate which shall then be deemed to be the Prime Rate under this Lease.

1.5           “Property Taxes” shall mean the following: (a) personal property ad valorem taxes imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances used in connection with the Building for the operation thereof; (b) real estate ad valorem taxes, assessments, impact fees, sewer charges and transit taxes; and (c) any other federal, state or local governmental charge, general, special, ordinary or extraordinary (but not including income or franchise taxes or any other taxes imposed upon or measured by Landlord’s income or profits, unless the same shall be imposed in lieu of real estate ad valorem taxes) which may now or hereafter be levied or assessed against the Building and the land underlying the Building or the rents derived from the Building (in the case of special taxes or assessments which may be payable in installments, only the amount of installments paid during a calendar year shall be included in the taxes for that year).

II

TERM, ASSIGNMENT AND SUBLETTING

2.1           Term. Landlord represents and warrants that to its knowledge as of the Commencement date, the Building, including its structural integrity and any and all systems serving the Building, including but not limited to HVAC, plumbing, electrical, utility, elevators, water, and sewer, are all in good working condition. Except as otherwise provided above and elsewhere in Lease, Tenant takes and accepts the Premises from Landlord in their present condition and as suited for the use intended by Tenant, for the term described below (the “Lease Term”). The Lease Term shall commence on the date specified in the Lease Summary as the Commencement Date (the “Commencement Date”) and shall end at 6:00 p.m. Rochester local time on the date specified in the Lease Summary as the Expiration Date (the “Expiration Date”). The rental and other payments due hereunder from Tenant shall commence on the Rent Commencement Date. If for any reason whatsoever Landlord cannot deliver possession of the Premises to Tenant on the Commencement Date, this Lease shall not be immediately void or voidable, nor shall Landlord be liable to Tenant for any resulting loss or damages. If Landlord is unable to deliver possession of the Premises by the Commencement Date set forth in the Lease Summary for any reason other than delay caused by Tenant, the Commencement Date and the Expiration Date shall both be postponed by the number of days that delivery of possession of the Premises is so delayed. Such deferral shall be Tenant’s sole remedy for Landlord’s failure to deliver possession of the Premises. Except as aforesaid, no delay of possession shall operate to relieve Tenant of Tenant’s obligations to Landlord (including the payment of rent and other amounts) as provided in this Lease. Notwithstanding the foregoing, if possession of the Premises has not been delivered to Tenant within sixty (60) days following the Commencement Date, for any reason whatsoever, Tenant, at its option at any time thereafter but prior to the delivery of possession, may terminate this Lease by notice to the Landlord, and Landlord and Tenant shall thereupon be released from all obligations under this Lease.

2.2           Tenant Acceptance Agreement. Within twenty (20) days after the date on which Tenants takes occupancy of the Premises (“Occupancy Date”), Tenant shall execute and deliver to Landlord a Tenant Acceptance Agreement in the form attached hereto as Exhibit “B”. Tenant may state in such Tenant Acceptance Agreement any defects in the Premises remaining to be repaired or completed by Landlord, and Tenant thereby shall preserve its objection to such listed defects. Tenant shall have waived objection to any defects not so listed in the Tenant Acceptance Agreement except that Tenant shall retain the right to object to latent defects not subject to detection upon reasonable inspection of the Premises prior to occupancy thereof, provided that objections to latent defects not disclosed in writing to Landlord within thirty (30) days subsequent to Tenant’s discovery of such latent defect shall be deemed waived.

2.3           Removal of Tenant’s Property. Upon or prior to the termination of this Lease, Tenant shall remove from the Premises and the Building all of its personal property and trade fixtures, and peaceably surrender the Premises to Landlord in a clean and ready to occupy condition. Such property of Tenant not so removed from the Premises or the Building upon the termination of this Lease shall be considered abandoned by Tenant and may be disposed of by Landlord in any manner whatsoever without accounting to Tenant for same or being liable in any way to Tenant for such disposition. All costs of removal incurred by Landlord shall be at Tenant’s expense, payable upon demand by Landlord. This provision shall survive expiration or early termination of this Lease. Upon surrender of possession of the Premises, Tenant shall deliver to Landlord all keys to the Premises.

2.4           Holding Over. In no event shall there be any renewal of this Lease by operation of law, and if Tenant remains in possession of the Premises after the termination of this Lease without written authorization executed by Landlord and Tenant, but with the acquiescence or consent of Landlord, Tenant shall be deemed to be occupying the Premises under a month-to-month periodic tenancy at a monthly rental equal to one hundred fifty percent (150%) of the Base Rental as adjusted by Rental Adjustment in effect during the last month of the Lease Term, plus all additional rental provided for in this Lease, and otherwise subject to all the covenants and provisions of this Lease insofar as the same are applicable to a month-to-month periodic tenancy. Landlord and Tenant agree that any such periodic tenancy may be terminated by thirty (30) days prior written notice by either party to the other party. If Tenant remains in possession after termination of this Lease without Landlord’s acquiescence or consent, Tenant thereupon shall be deemed a tenant-at-sufferance subject to summary eviction as provided by law.

2.5	Assignment and Subleasing.

(a)           Assignment. Tenant will not assign this Lease without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed so long as the proposed assignee (i) shall have a credit rating greater than or equal to Tenant (based upon certified financial statements delivered to Landlord); and (ii) shall be qualified to occupy space and conduct its business under the zoning regulations which govern occupancy of the Building. Notwithstanding anything in this Section 2.5(a) to the contrary, Tenant shall have the right, upon ten (10) days' written notice to Landlord, to assign this Lease to an Affiliate (as hereinafter defined). No assignment hereunder shall relieve Tenant from any obligation under this Lease

(b)           Subletting. Upon ten (10) days' prior written notice to Landlord, Tenant may sublet the Premises, or any portion thereof, to any party, including but not limited to an Affiliate (as hereinafter defined), provided, however, that the use contemplated under such sublease must comply with this Lease and applicable law and no such subletting shall limit or release Tenant from any obligations hereunder. Within ten (10) days after receipt of said notice, if Tenant is subletting more than fifty percent (50%) of the Premises, Landlord shall have the right to recover and take back (together with a release of Tenant from the obligations related thereto), all of the Premises being offered by Tenant for sublet from the Tenant. In the event Landlord does not exercise its right to recover and take back all of said Premises offered by Tenant for sublet within ten (10) days from receipt of said notice, Tenant may sublet that portion of the Premises.

(c)           For purposes off this Section 2.5, an “Affiliate” shall mean (i) any entity of which Tenant owns and holds a controlling interest; or (ii) any entity that owns or holds a controlling interest in Tenant; or (iii) any entity that results from a merger, acquisition, consolidation or reorganization involving Tenant.

(d)           Tenant agrees to pay, as additional rental, to Landlord, on demand, reasonable costs incurred by Landlord (i) in connection with any request by Tenant for Landlord to consent to any assignment or subleasing by Tenant, and (ii) in providing any services or materials to any assignee or sublessee of Tenant.

(e)           If, with the consent of Landlord, the Premises or any part thereof is subleased, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Base Rental and additional rental herein reserved, but no such subleasing, occupancy or collection shall be deemed (i) a waiver of any of Tenant’s covenants contained in this Lease, (ii) the acceptance by Landlord of the subtenant as Tenant, or (iii) the release of Tenant from further performance by Tenant of its covenants under this Lease.

(f)            Landlord’s approval of or consent to an assignment or sublease transaction shall not operate to release Tenant from its liability hereunder, and shall not affect Landlord’s rights under this Section 2.5 as to any subsequent proposed assignment or sublease.

(g)           Tenant covenants and agrees to deliver to Landlord one (1) fully executed counterpart of the instruments and documents (including amendments thereto) evidencing any approved assignment or subleasing effected pursuant to this Lease. Such delivery shall be made promptly following the execution of any such instrument or document.

2.6           Cancellation Option. Notwithstanding anything to the contrary in Section 2.1, after the sixth (6th) anniversary of the Commencement Date, Tenant shall have the option (the “Cancellation Option”) to cancel and terminate this Lease as to the Premises on the following basis and conditions: (i) Tenant gives Landlord at least twelve (12) months prior written notice (the “Cancellation Notice”) of its election to exercise the Cancellation Option, (ii) the termination shall be effective at midnight on the cancellation date specified in the Cancellation Notice (“Cancellation Date”), and (iii) Tenant shall pay to Landlord a termination fee in an amount equal to the sum of the unamortized principal balance of real estate commissions; the unamortized principal balance of the free rent credited to Tenant during the six month period prior to the Rent Commencement Date (“Free Rent”); the unamortized principal balance of the Rent Credit; and four (4) months Base Rental (collectively, the “Termination Fee”), to be paid on the date on which Tenant notifies Landlord that it has elected to exercise the Cancellation

Option. The real estate commissions, Free Rent and the Rent Credit shall be amortized over the Lease Term at 8.5% annual interest.

2.7           Renewal Option. Tenant shall have the right to extend (each an "Option to Extend") the term of this Lease for two (2) additional five (5) year lease terms (each a “Renewal Term”), upon the following conditions:

(a)	Landlord has not exercised its Option to Rescind (as defined below);
(b)	No event of default has occurred and is continuing under this Lease;

(c)           Tenant has not previously assigned the Lease or sublet more than fifty percent (50%) of the Premises, except to an Affiliate;

(d)           Tenant has delivered to Landlord written notice of its intention to exercise the option, at least nine (9) months prior to the end of the Lease Term or first Renewal Term, as applicable;

(e)           All terms and conditions for the Renewal Term shall be the same as in the Lease, except that (i) the annual Base Rental for the first Renewal Term shall be $1.50 per rentable square foot greater than the current Base Rental, and (ii) the Base Rental for the second renewal period shall be the greater of the then current Base Rental or ninety percent (90%) of the then current fair market rent, as negotiated in good faith between the parties;

(f)            If the parties cannot agree upon a fair market rental rate within ten (10) business days after Tenant’s notice to exercise an Option to Extend, the fair market rental rate shall be determined as follows:

(i)            Within ten (10) business days thereafter, Landlord and Tenant shall each select an appraiser in the person of an experienced real estate broker, each of whom must have at least ten (10) years leasing experience in the Rochester, New York market (the “Market”);

(ii)           Within ten (10) business days thereafter, the two appraisers shall confer to see if they can agree on the fair market rental rate for space in the Market, similar to the Premises in size, location and type of building, including Landlord concessions and tenant improvements, as of the time the Renewal Term is to begin; and, if they reach agreement, the rate upon which they agree shall become the new Base Rental for the second Renewal Term;

(iii)         If within five (5) business days thereafter the two appraisers cannot reach agreement, then each shall designate the rate which he or she believes is the appropriate new Base Rental. Unless either the Landlord agrees to the rate specified by Tenant’s appraiser or vice versa, the two appraisers shall agree on a third appraiser, who shall have no less than the minimum experience required of the initial two appraisers; and

(iv)          Within five (5) business days thereafter, the third appraiser shall determine which of the two appraisals for the new Base Rental is closer to the new Base Rental which the third appraiser believes is the appropriate new Base Rental. Upon such determination, the new Base Rental selected by the third appraiser shall be used.

(v)           If Landlord or Tenant fails to comply with the time guidelines in this Section, then the prevailing market rental submitted by the other shall automatically apply.

(vi)          Each party shall bear the expense of its own appraiser and shall divide equally the expense of the third appraiser.

Notwithstanding any provision contained in this Section 2.7 to the contrary, Landlord shall have the right to cancel and rescind (the "Option to Rescind") any Option to Extend provided Landlord delivers Tenant written notice of

Landlord's election at least eighteen (18) months prior to the end of the Lease Term or first Renewal Term, as applicable. In the event Landlord exercises its Option to Rescind, Tenant shall have the right to terminate this Lease and all of Tenant's obligations hereunder by providing written notice within ninety (90) days of Landlord’s exercise of its Option to Rescind and the effective date of such termination shall be determined by Tenant but in no event later than the end of the Lease Term or Renewal Term. Nothing contained in this Section 2.7 or elsewhere in this Lease shall be construed to afford Landlord any rights or options to terminate the Lease prior to the Expiration Date of the initial eleven (11) year term.

2.8           Right of First Refusal. Tenant shall have a one-time right of first refusal on the leasing of third (3rd) floor of the Building. Landlord shall notify Tenant in writing in the event Landlord and any third-party execute and exchange a bona fide agreement, letter of intent, term sheet, letter of understanding or other writing made in good-faith and concerning a lease agreement for the third (3rd) floor of the Building, or any portion thereof. Any such agreement or understanding between Landlord and any third-party shall be subject to Tenant's right of first refusal and Tenant shall have ten (10) business days after receipt of such written notice to notify Landlord of Tenant’s intent to lease such space on the same terms and conditions as such prospective third-party.

2.9           Expansion Space. During the Term or any Renewal Term, Tenant shall have the right to lease additional available space in the Building as such space is available as reasonably determined by Landlord (the “Expansion Space”). In the event of such an election by Tenant (except in the case of Tenant’s exercise of its Right of First Refusal pursuant to Section 2.9 above), Tenant may lease such additional space at the then current rent rate charged hereunder, and for a term that coincides and extends for so long as and equal to the then remaining balance of the Lease Term or any Renewal Term, provided, however, that in the event less than five (5) years remain in the Term or any Renewal Term, Tenant may only elect to lease the Expansion Space if Tenant simultaneously exercises an Option to Extend. In the event Tenant does exercise its right to lease Expansion Space, Tenant shall receive a rent credit equal to $5.00 per rentable square foot of Expansion Space, pro-rated based upon the difference between the unexpired balance of the Lease Term and/or any Renewal Term and the initial Lease Term of eleven (11) years. In the event Tenant elects to exercise its Renewal Option in order to lease the Expansion Space, Landlord shall have thirty (30) days to provide Tenant written notice of Landlord's election to void Tenant's exercise of the Renewal Option. In the event Landlord delivers no such written notice to Tenant, Landlord's right to void Tenant's exercise of the Renewal Option shall expire and be of no further force or effect. In the event Landlord does elect to void Tenant's exercise of the Renewal Option and does deliver written notice of the same to Tenant within said thirty (30) day period, then Tenant shall have a one time right to terminate this Lease in its entirety to be exercised by delivering written notice to the Landlord within ninety (90) days of Landlord’s rejection of Tenant’s election to expand, the effective date of such termination shall be fifteen (15) months following delivery of such notice to Landlord and upon such termination, Tenant shall have no further liability to Landlord other than any obligations hereunder that survive the termination of this Lease. In the event that Tenant does not exercise this right to terminate within ninety (90) days of Landlord’s rejection of Tenant’s election to expand, then Tenant’s right to terminate shall be void and of no further force or effect.

III

RENT, RENT ADJUSTMENT AND DEPOSITS

3.1           Base Rental. Tenant shall pay to Landlord an annual base rent in monthly installments for and during the Lease Term in the amounts specified in the Lease Summary (the “Base Rental”); provided that Tenant may elect to increase the Rentable Area of the Premises in advance of the date set forth on the Lease Summary by providing Landlord sixty (60) days written notice of Tenant’s intention to increase such Rentable Area. Upon any such increase, the Base Rental shall be adjusted accordingly. The monthly installments of Base Rental shall be paid in advance on the first (1st) day of every calendar month during the Lease Term.

3.2           Rental Adjustment. The Base Rental shall be adjusted each anniversary of the Commencement Date (as the same may be adjusted as set forth in Section 2.1 herein) to the amounts set forth in the schedule set forth in the Lease Summary (the “Rent Schedule”). Tenant covenants and agrees to pay Monthly Base Rental throughout the Term of the Lease as Base Rental becomes adjusted pursuant to the Rent Schedule.

3.3           Operating Expenses. In addition to the Base Rental, Tenant, as additional rental, shall pay, for each calendar year during the Lease Term, Tenant’s pro rata share of the total increase, if any, in Operating Expenses for the next calendar year in question over the Operating Expenses for the Operating Expenses Base Year designated in the Lease Summary. The additional rental payable pursuant to this Section 3.3 shall be determined and adjusted in accordance with the following procedures:

(a)           During each December of the Lease Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of its estimate of additional rental payable under this Section 3.3 for the ensuing calendar year. On or before the first day of each month during the ensuing calendar year, Tenant shall pay to Landlord one twelfth (1/12th) of such estimated amounts together with the Base Rental, provided that if such notice is not given in December, Tenant shall continue to pay during the ensuing calendar year on the basis of the amounts payable during the calendar year just ended, until the month after such notice is given. If at any time or times it appears to Landlord that the actual amount payable under this Section 3.3 for the current calendar year will vary from Landlord’s estimate by more than five percent (5%), Landlord may revise, by notice to Tenant, its estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate. Failure to make a revision contemplated by the immediately preceding sentence shall not prejudice Landlord’s right to collect the full amounts of additional rental payable under this Section 3.3.

(b)           Within one hundred twenty (120) days after the close of each calendar year during the Lease Term, except with respect to the calendar year during which the Commencement Date occurs, Landlord shall deliver to Tenant a statement of the adjustments to be made pursuant to this Section 3.3 for the calendar year just ended certified by certified public accountants designated by Landlord. If on the basis of such statement, Tenant is entitled to a refund of any amount paid in the calendar year just ended in excess of the estimated payments for that calendar year, Landlord shall credit such excess to the next payments of additional rental coming due pursuant to this Section 3.3 or, if the term of this Lease is about to expire, refund such excess to Tenant if Tenant is not in default under this Lease (in the instance of an event of default, such excess shall be held as additional security for Tenant’s performance, may be applied by Landlord to cure any such event of default and shall not be refunded until any such event of default is cured). If on the basis of such statement Tenant owes an amount that is more than the estimated payments for the calendar year just ended previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the statement.

(c)           If the Lease term shall expire on a day other than the last day of a calendar year, the amount of additional rental payable pursuant to this Section 3.3 shall be the product of multiplying the additional rental which otherwise would have been payable for the full calendar year by a fraction, the numerator of which is the actual number of days of the calendar year in question included within the Lease Term, and the denominator of which is three hundred sixty-five (365). The expiration of this Lease shall not affect the obligations of Landlord and Tenant pursuant to subsection (b) of this Section 3.3 to be performed subsequent to such expiration.

(d)           Tenant acknowledges that in determining Tenant’s pro rata share of Tenant’s Operating Expenses, Landlord has assumed it will operate the Building during the hours of 7:00 a.m. to 7:00 p.m., Monday through Friday. Landlord shall, at Landlord’s cost, install three (3) sub-meters to monitor electrical consumption for after hours use. Meter 1 shall be located at utility chase (0-4020) and Meter 2 shall be located at utility chase 0-4190 and Meter 3 shall be located in the mechanical room (1-1031) and will monitor the chilling units and the air handling units for the entire office building. Tenant shall pay fifty percent (50%) of the cost associated with the provision of utilities for the Tenant’s extended hours of operation for Meters 1 and 2, and twelve and one half percent (12.5%) of the cost associated with the provision of utilities for the Tenant’s extended hours of operation for Meter 3. Any amounts billed to Tenant under this Section 3.3(d) shall reflect Landlord's actual average cost of purchasing electricity for the Building, inclusive of all discounts if discounts are received by Landlord. Payments for such additional services shall be deemed additional rental due from Tenant.

(e)           Upon no less than ten (10) business days’ written notice, Tenant shall have the right to audit the books and records of Landlord for the two (2) preceding years; provided that Landlord shall not be required to provide access to books and records if such books or records do not pertain to Landlord’s Operating Expenses. Tenant may only exercise this audit right once in any two-year period. Upon the completion of such audit(s), Landlord and Tenant shall make the appropriate adjustments based on the results of such audit(s). If such audit reveals that Landlord has charged Operating Expenses in an amount equal to or greater than seven percent (7%) above the actual Operating Expenses incurred by Landlord during any given lease year, then Landlord shall reimburse Tenant for the cost incurred in performing said audit, such cost not to exceed $3,000.00, and further provided that Tenant shall not be permitted to retain an audit firm who is paid a contingency fee or commission based on the amount of reimbursement calculated or obtained.

(f)            Landlord releases Tenant from any obligation to pay its pro rata share of any Operating Expense not billed to Tenant within two (2) years of the date the same is incurred and paid by Landlord.

(g)           Landlord has considered and hereby represents to Tenant that the material components of Operating Expenses during the Operating Expenses Base Year (including utilities, gas and electric; common area maintenance; janitorial; and Property Taxes) will equal, in the aggregate, approximately $8.90 per rentable square foot (the "Additional Rent Estimate"). Notwithstanding any provision in this Lease to the contrary, in no given year during the Term or any Renewal Term shall the pro rata share of Operating Expenses charged to Tenant exceed the pro rata share of Operating Expenses paid by Tenant in the immediately preceding year by more three percent (3.0%). In determining the Additional Rent Estimate, Landlord has assumed and "grossed up" the occupancy rate in the Building to be ninety percent (90%) and no such increase in the occupancy rate in the Building (including Tenant's expansion within the Building) shall result in an increase in the Operating Expenses charged to Tenant.

3.4           Security Deposit. As security for the full and faithful performance and observance by Tenant of its covenants and obligations under this Lease, Tenant has posted or will post within two (2) business days hereof, a certain letter of credit more particularly described in the Lease Summary (the "Letter of Credit" or the “Security Deposit”). It is agreed and acknowledged by Tenant that the Letter of Credit is not an advance or future payment of rent or a measure of Landlord’s damages in the case of a Default by Tenant. Upon the occurrence of a Default under this Lease, Landlord may draw upon the Letter of Credit to the extent required for the payment of any Base Rental and additional rental or any other sum as to which Tenant is in default or for the payment of any other damage, injury, expense or liability resulting from a Default. Following any such draw on the Letter of Credit, Tenant shall restore and/or replace the Letter of Credit to the amount set forth and then required under the Lease Summary. In the event no Default has occurred and is continuing as of the expiration of the ninety-sixth month following the Commencement Date, Landlord shall release and waive in writing any right, title and interest of Landlord in the Letter of Credit and return the same to Tenant. In the event of a sale of the Building or a lease of the Building, subject to this Lease, Landlord shall be released from all liability for the return or release of the Letter of Credit as long as the purchaser assumes the obligations of Landlord under this Lease, including but not limited to those obligations related to the Letter of Credit set forth in the Lease Summary and this Section 3.4. This provision shall apply to every transfer or assignment made of the Letter of Credit to a new landlord.

3.5           Payments. Tenant shall pay to Landlord all Base Rental, additional rent and all other charges due and owing by Tenant under this Lease without deduction or set off, in legal tender, at the address specified in the Lease Summary for the mailing of payments, or as otherwise directed from time to time by Landlord.

3.6           Rent for Partial Months. A prorated monthly installment, based on a thirty (30) day month, shall be paid in advance (i) on the Rent Commencement Date for any fraction of a month if the Lease Term begins on any day other than the first (1st) day of any month and (ii) on the first (1st) day of the final month of the Lease Term for any fraction of a month if the Lease Term shall terminate on any day other than the last day of any month.

IV

PREPARATION, MAINTENANCE AND REPAIR OF PREMISES

4.1           Repairs by Tenant. Tenant shall at its own expense keep the Premises in good repair and tenantable condition and indemnify Landlord against any loss, damage or expense arising by reason of any failure of

Tenant so to keep the Premises in good repair and tenantable condition or due to any act or neglect of Tenant, its agents, employees, contractors, invitees, licensees, tenants or assignees. If Tenant fails to perform, or cause to be performed, such maintenance and repairs, then at the option of Landlord, in its sole discretion, any such maintenance or repair may be performed or caused to be performed by Landlord and the cost and expense thereof charged to Tenant, and Tenant shall pay the amount thereof to Landlord on demand as additional rental.

4.2           Repairs by Landlord. Landlord shall at its own expense unless otherwise provided herein keep and maintain in good order and repair, subject to normal wear and tear, casualty to and condemnation of the Building (excluding the Premises and other portions of the Building leased to other tenants), including without limitation, the Common Areas, the mechanical, plumbing, electrical and elevator systems and the structural components of the Building (including the roof, foundations and glass exterior surfaces of the Building), and shall be responsible for maintaining such areas in accordance with all applicable laws, rules, statutes, ordinances and codes during the Term. In the event that Landlord fails to commence such maintenance within fifteen (15) days of receipt of written notice from Tenant, Tenant shall have the right to perform such maintenance and charge the costs therefore to Landlord, provided, however, that the cost of any such repairs or maintenance to the foregoing necessitated by the intentional acts or omissions, negligence or gross negligence of Tenant, or its agents, employees, contractors, invitees, licensees, tenants or assignees, however, shall be reimbursed by Tenant to Landlord upon demand as additional rental.

4.3           Alterations by Tenant. Except as otherwise provided in this Lease, Tenant shall make no structural alterations or additions of any kind in or to the Premises without first obtaining Landlord’s prior written consent, not to be unreasonably withheld or delayed; provided that Landlord’s consent shall not be required for any future re-carpeting, re-painting, installation of interior offices or demising walls, or any other decorative or non-structural alterations to the Premises. Upon completion of any alterations, Tenant shall deliver to Landlord a complete and reproducible copy of the “as-built” architectural drawings of the alterations to the extent that such alterations involve the relocation of walls, doors or other permanent or semi-permanent improvements. Any alterations made by Tenant, including but not limited to those requiring Landlord's approval (“Tenant Improvement”) shall be at the sole expense and liability of Tenant, and Tenant’s indemnity in Subsection 7.3(d) hereof shall apply to any contractors engaged by Tenant in connection therewith. Landlord shall have the right to take depreciation with respect to the Tenant Improvements to the extent of the Landlord’s Allowance and Tenant shall have the right to take depreciation with respect to Tenant Improvements to the extent that it contributes towards the cost of Tenant Improvements in excess of Landlord’s Allowance. Tenant shall be solely responsible for completing any such alterations in accordance with all applicable codes. In the event Landlord fails to respond to Tenant's request for approval of an alteration within ten (10) business days, such alteration shall be deemed approved.

4.4           Discharge of Liens. Tenant is not authorized to contract for or on behalf of Landlord for work on or the furnishing of materials to the Premises or any other part of the Building. Tenant shall discharge of record by payment, bond or otherwise, within thirty (30) days subsequent to the date of its receipt of notice thereof from Landlord, any mechanic’s, laborer’s or similar lien filed against the Premises or the Building for work or materials claimed to have been furnished at the instance of Tenant. If Tenant shall fail to cause such lien or claim of lien to be so discharged or bonded within such period, in addition to any other right or remedy it may have, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due or by procuring the discharge of such lien or claim by deposit in court or bonding, and in any such event, Landlord shall be entitled, if Landlord so elects, to compel the prosecution of any action for the foreclosure of such lien or claim by the claimant and to pay the amount of the judgment, if any, in favor of the claimant, with interest, costs and allowances. Tenant shall pay as additional rental on demand from time to time any sum or sums so paid by Landlord and all costs and expenses incurred by Landlord, including, but not limited to, reasonable attorneys’ fees in processing such discharge or in defending any such action.

4.5	Damage and Destruction.

(a)           If the Building or Premises is damaged partially or wholly by fire, the elements, act of God or other casualty, and if such damage cannot, in Landlord’s reasonable estimation, be materially restored within ninety (90) days of such damage, then either Landlord or Tenant may terminate this Lease as of the date of such fire or casualty and the Lease Term shall end on such date as if that date had been originally fixed in this Lease for the expiration of the Lease Term. Landlord or Tenant shall exercise its option provided herein by written notice to the other within sixty (60) days of such fire or other casualty.

(b)           If this Lease is not terminated pursuant to subsection (a) above, then Landlord, within such ninety (90) day period, shall repair and restore to a condition substantially the same as existing on the date of this Lease the Building or Premises, as the case may be (except that Landlord may elect not to rebuild, and thus terminate this Lease, if such damage occurs during the last year of the Lease Term, regardless of any term extension option which is unexercised at the date of occurrence of the casualty). In the event that Landlord shall fail to complete such repairs and material restoration within ninety (90) days after the date of such damage and Tenant’s use and enjoyment of the Premises is then materially impaired by the uncompleted restoration, Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, whereupon the Lease shall end on the date of such notice as if the date of such notice were the date originally fixed in this Lease for the expiration of the term hereof; provided, however, that if construction is delayed because of changes, deletions or additions in construction requested by Tenant, or because of strikes, lockouts, casualties, acts of God, war, material or labor shortages, governmental regulation or control or other causes beyond the reasonable control of Landlord, the ninety (90) day period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed. In no event shall Landlord be required to rebuild, repair or replace any personal property, equipment or trade fixtures which belong to Tenant.

(c)           If this Lease is not terminated pursuant to this Section 4.5 and if the Premises are unfit for occupancy in whole or in part following such damage, the Base Rental and Rental Adjustment payable during the period in which the Premises are unfit for occupancy shall abate and shall be reduced in proportion to the number of square feet of Rentable Area of the premises rendered unusable by such damage.

(d)           Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or Premises shall be for the sole benefit of the party carrying such insurance and under its sole control except that Landlord’s insurance may be subject to control by the holder or holders of any indebtedness secured by a mortgage or deed to secure debt covering any interest of Landlord in the Premises or the Building.

(e)           Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed to secure debt covering the Premises or Building requires that any insurance proceeds be paid to it, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon the Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Lease Term.

(f)            If any such casualty stated in this Section 4.5 occurs, Landlord shall not be liable to Tenant for inconvenience, annoyance, loss of profits, expenses or any other type of injury or damage resulting from the repair of any such damage, or from any repair, modification, arranging or rearranging of any portion of the Premises or any part or all of the Building or for termination of this Lease as provided in this Section 4.5.

4.6	Eminent Domain.

(a)           If all or any substantial part of the Building or of the Premises should be taken for any public or quasi-public use under governmental law, ordinance or regulation or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with Tenant’s use of the Premises for the purpose for which it is then being used, this Lease shall terminate effective when the physical taking shall occur in the same manner as if the date of such taking were the date originally fixed in this Lease for the expiration of the Lease Term.

(b)           If part of the Building or Premises is taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by private purchase in lieu thereof, and this Lease is not terminated as provided in subsection (a) above, this Lease shall not terminate but the Base Rental and Rental Adjustment payable hereunder during the unexpired portion of this Lease shall be reduced to such extent, if any, as may be fair and reasonable under all of the circumstances and Landlord shall undertake to restore the Building and Premises to a condition suitable for Tenant’s use, as near to the condition thereof immediately prior to such taking as is reasonably feasible under the circumstances.

(c)           Tenant shall not share in any condemnation award or payment in lieu thereof or in any award for damages resulting from any grade change of adjacent streets, the same being hereby assigned to Landlord by Tenant; provided, however, that Tenant may, to the extent provided by law, separately claim against and receive from the condemning authority, if legally payable, compensation for Tenant’s removal, relocation costs, loss of business, business interruption and loss of trade fixtures, but only if and to the extent no such claim or award therefor will reduce or affect Landlord’s awards.

(d)           Notwithstanding anything to the contrary contained in this Section 4.6, if during the Lease Term the use or occupancy of any part of the Building or Premises shall be taken or appropriated temporarily for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay in full all rental payable hereunder by Tenant during the Lease Term. In the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the loss of use or occupancy of the Premises during the Lease Term, and Landlord shall be entitled to receive that portion of any award which represents the cost of restoration and compensation for the loss of use or occupancy of the Premises after the end of the term of this Lease.

4.7           Reports of Defects. Tenant shall report to Landlord immediately in writing any damage to or defective condition in or about the Building or Premises known to Tenant.

4.8           Landlord’s Right to Enter Premises. Tenant shall not change the locks on any entrance to the Premises or install additional locks without Landlord’s prior written consent, which consent shall be in Landlord’s discretion. Upon Tenant’s written request to Landlord, Landlord will make a reasonable change of locks on behalf of Tenant and at Tenant’s sole cost and expense. Landlord and its agents, employees and contractors upon twenty-four (24) hours’ prior telephonic notice shall have the right to enter the Premises at such times as Landlord deems reasonably necessary to make necessary repairs, additions, alterations and improvements to the Building, including, without limitation, the erection, use and maintenance of pipes and conduits and repairs to adjacent premises or other premises. Landlord shall also be allowed to take into and through the Premises any and all needed materials that may be required to make such repairs, additions, alterations and improvements. During such time as work is being carried on, in or about the Premises, provided such work is carried out in a manner so as not to interfere unreasonably with the conduct of Tenant’s business therein, the rent provided herein shall in no wise abate, and Tenant waives any claim and cause of action against Landlord for damages by reason of loss or interruption to Tenant’s business and profits therefrom because of the prosecution of any such work or any part thereof. In the event of emergency, or if otherwise necessary to prevent injury to persons or damage to property, such entry to the Premises may be made without prior notice and by force, if necessary.

V

USE AND SERVICES

5.1           Use. Tenant shall use the Premises for the purposes stated in the Lease Summary and for no other purpose. Tenant shall not use the Premises for any illegal purpose, nor violate any statute, regulation, rule or order of any governmental body in its use thereof, nor create or allow to exist any nuisances or trespasses, nor do any act in or about the Premises or bring anything onto or into the Premises which will in any way increase the rate of insurance on the Premises nor deface or injure the Premises or overload the floor of the Premises. Tenant shall have access to the Premises seven days per week, twenty-four hours per day, at which time the services set forth in Section 5.2 below shall be available (except as otherwise noted):

5.2	Services. Landlord agrees to provide to Tenant the following services:

(a)           General cleaning and janitorial service required as a result of normal, prudent use of the Premises and only on Mondays through Fridays, inclusive, with New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and such other holidays which are observed regionally or nationally as Landlord may designate from time to time (herein collectively called the “Holidays”) excepted, and as set forth in Exhibit “C” attached hereto;

(b)           Heating and air-conditioning service daily, seven days per week, with Holidays excepted, from 7:00 A.M. to 7:00 P.M. Subject to Sections 3.3(d), 5.2(d) and 6.2 of this Lease, Landlord reserves the right to prohibit the use of machines and equipment which generate heat in their operation unless and until arrangements are made by Tenant, acceptable to Landlord, to obtain and install in the Premises at Tenant’s cost supplementary air-conditioning equipment, and the cost of operation and maintenance of such equipment shall be paid by Tenant on the Base Rental payment dates at such rates as are established from time to time by Landlord;

(c)	Passenger and freight elevator service twenty-four hours per day, seven days per week;

(d)           Landlord shall furnish electric current in a quantity sufficient to ensure that Tenant has constant access to and ability to use a minimum of six (6) watts per usable square foot of the Premises for Building standard tenant lighting, general office use, and small business machinery from electric circuits designated by Landlord for Tenant’s use. Such circuits will be fed into one or more of the existing electrical panels (a 208/120 volt panel or panels for tenant outlet requirements) in the electrical closet or closets located on the same Building floor as the Premises. Tenant’s usage of said panels on any given floor shall not exceed Tenant’s pro rata share (based on rentable square footage) of the panels’ capacity. Tenant shall not use any electrical equipment which in Landlord’s opinion will overload the wiring installations or interfere with the reasonable use thereof by other users in the Building. Tenant shall not install or operate in the Premises any electric power generation equipment or transformer carrying substantial non-linear loads, producing above-average amounts of heat, or not having the capability of neutralizing harmonic distortion. Tenant shall not, without Landlord’s prior written consent in each instance, connect any items such as non-Building standard tenant lighting, vending equipment, or auxiliary air conditioners to the Building’s electrical system, or make any alteration or addition to the systems without Landlord prior written consent. If Tenant desires any such items, additional 208/120 volt electrical power beyond that supplied by Landlord as provided above, electric current in excess of 208/120 volts for purposes other than Building standard tenant lighting, or other special power requirements or circuits, then Tenant may request Landlord to provide such supplemental power or circuits to the Premises, provided, however, that Tenant shall pay Landlord, on demand, the cost of the design, installation and maintenance of the facilities required to provide such additional or special electric power or circuits, and the cost of all electric current so provided at a rate not to exceed that which would be charged by the applicable local power company, or its successor, if Tenant were a direct customer thereof. Landlord may require separate electrical metering of such supplemental electric power or circuits to the Premises, and Tenant shall pay, on demand, the cost of the design, installation and maintenance of such metering facilities. If Landlord permits Tenant, in its sole discretion, to use Landlord’s generator, Tenant shall pay to Landlord an hourly rate approximating Landlord’s actual out-of-pocket cost for such power. In no event shall Tenant have access to any electrical closets in the Building, it being agreed that any electrical engineering design or contract work shall be performed at Tenant’s expense by Landlord or an electrical engineer and/or electrical contractor designated by Landlord. All invoices respecting the design, installation and maintenance of the facilities requested by Tenant shall be paid within thirty (30) days of Tenant’s receipt thereof. Landlord’s charge to Tenant for the cost of electric current so provided shall be paid within thirty (30) days of receipt of invoice by Tenant.

(e)           Common use restrooms, toilets and drinking fountains available on each floor or partial floor of the Building occupied by Tenant. The restrooms shall be in good working condition and shall be compliant with applicable regulations pursuant to the Americans with Disabilities Act; and

(f)            A security system for the Premises; provided that subject to Landlord’s prior review, Tenant shall have the right, at Tenant’s cost, to install a separate proprietary security system in the Premises or to utilize Landlord’s existing security system with the proper segregation of entities.

VI

COMPLIANCE WITH LAWS

6.1           Tenant’s Compliance with Laws. Tenant shall comply, at its own expense, with all statutes, regulations, rules, ordinances and orders of any governmental body, department or agency thereof which apply to or result from Tenant’s use or occupancy of the Premises and shall abide by and observe the Rules and Regulations attached to this Lease as Exhibit “D” and such other reasonable rules and regulations for the use, occupancy or operation of the Building as may hereafter be established in writing by Landlord.

6.2           Building Alterations. If, in order to maintain the Building as an office building or otherwise, Landlord shall be required by any governmental authority to repair, alter, remove, construct, reconstruct or improve any part or all of the Building or Premises, Tenant’s obligations under this Lease will not be affected, provided, however, that if such action by Landlord shall render the Premises partially or wholly unfit for occupancy and if, in Landlord’s reasonable estimation, it cannot complete such acts within ninety (90) days, then at the option of Tenant to be exercised by giving written notice to Landlord within sixty (60) days following the date of notice to Landlord by such governmental authority, this Lease shall terminate on the date of such election and Tenant shall immediately surrender the Premises to Landlord. In such event Tenant shall continue to owe and pay rent and other charges up to but not beyond the time of such surrender. If Tenant shall elect not to terminate this Lease as provided above, Landlord and Tenant shall have the same respective rights and obligations as provided above in Sections 4.6(b) and (c), and the provisions of Section 4.5(g) shall apply regardless of whether or not Tenant elects to terminate this Lease. Notwithstanding any provision in this Lease to the contrary, Tenant shall have the right during the Term to construct and install, at its cost and expense, a computer server room within the Premises in accordance with certain plans and specifications to be prepared by Tenant and submitted to and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. All equipment so installed shall remain the property of Tenant during and after the expiration of the Term.

6.3           Taxes Payable by Tenant. In addition to Base Rental and other charges to be paid by Tenant hereunder, Tenant shall reimburse Landlord upon demand for any and all taxes payable by Landlord whether or not now customary or within the contemplation of the parties hereto, to the extent not included in Property Taxes: (a) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises or by the cost or value of any improvements made in or to the Premises by Tenant regardless of whether title to such improvements shall be in Tenant or Landlord; (b) upon or measured by the rental payable hereunder in the nature of a sales tax upon rent or a so-called “rent tax”, but not federal or state income taxes of Landlord; and (c) upon this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises. In the event that it shall not be lawful for Tenant so to reimburse Landlord, the monthly rental payable to Landlord under this Lease shall be revised to net Landlord the same net rental after imposition of any such tax upon Landlord as would have been payable to Landlord if such tax had not been imposed.

6.4           Landlord’s Compliance with Laws. Landlord warrants that the Premises are in compliance with all applicable laws, statutes, codes and regulations, including, but not limited to, zoning and fire codes, and Landlord has installed sprinkler systems in accordance with applicable municipal codes. To the extent any law or statute changes or is newly enacted such that the Building or the land upon which the Building is located violates any applicable law, rule, statute or ordinance, Landlord, at Landlord's sole cost and expense, shall take such action to cure such violation such that the Building and the land upon which the Building is located complies with applicable laws, rules, statutes or ordinances.

VII

INSURANCE, LIABILITY AND INDEMNIFICATION

7.1	Insurance.

(a)           Tenant agrees to carry fire and extended coverage insurance insuring Tenant’s interest in its improvements and betterments to the Premises and any and all furniture, equipment, supplies and other property owned, leased, held or possessed by it and contained therein, such insurance coverage to be in an amount equal to the full insurable value of such improvements and property.

(b)           Tenant also agrees to carry a policy or policies of worker’s compensation and commercial general liability insurance, including personal injury and property damage, with contractual liability endorsement, in the amount of Five Hundred Thousand Dollars ($500,000.00) for property damage and One Million Dollars ($1,000,000.00) per occurrence for personal injuries or deaths of persons occurring in or about the Premises. Said policies shall: (i) name Landlord as an additional insured, (ii) be issued by an insurance company which is reasonably acceptable to Landlord and licensed to do business in the State of New York, and (iii) provide that said insurance shall not and may not be canceled unless thirty (30) days prior written notice shall have been given to Landlord. Said policy or policies, or certificates thereof, shall be delivered to Landlord by Tenant upon commencement of the term of the Lease and upon each renewal of said insurance.

(c)           Landlord shall keep the Building insured during the Term against loss or damage by fire, casualty or other insurable hazards and extended coverage in an amount at least equal to the replacement cost of the Building. Landlord shall also carry a policy or policies of worker’s compensation and commercial general liability insurance, including personal injury and property damage, with contractual liability endorsement, in the amount of Five Hundred Thousand Dollars ($500,000.00) for property damage and One Million Dollars ($1,000,000.00) per occurrence for personal injuries or deaths of persons occurring in or about the Premises. Said policies shall: (i) name Tenant as an additional insured, (ii) be issued by an insurance company which is reasonably acceptable to Tenant and licensed to do business in the State of New York, and (iii) provide that said insurance shall not and may not be canceled unless thirty (30) days prior written notice shall have been given to Tenant. Said policy or policies, or certificates thereof, shall be delivered to Tenant by Landlord upon commencement of the term of the Lease and upon each renewal of said insurance.

7.2           Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, neither party shall be liable to the other for damages arising out of the damage to or destruction of the contents of the Premises or for damage to or destruction of the Premises or the Building, or by fire or other casualty which loss would be covered by a standard fire and extended risk insurance policy, whether or not such damage or destruction is the result of negligence on the part of either party, or its agents, servants, or employees, it being the understanding and agreement of the parties is obligated to carry its own insurance against such risks and that each party will look to its insurance for indemnity against any such damage. Neither Party shall have any interest in the other’s insurance or the proceeds thereof.

7.3           Limitation of Liability. LANDLORD’S OBLIGATIONS AND LIABILITY WITH RESPECT TO THIS LEASE SHALL BE LIMITED SOLELY TO LANDLORD’S INTEREST IN THE BUILDING, AS SUCH INTEREST IS CONSTITUTED FROM TIME TO TIME, AND NEITHER LANDLORD (BEYOND ITS INTEREST IN THE BUILDING) NOR ANY OFFICER, DIRECTOR, SHAREHOLDER, MEMBER, TRUSTEE, BENEFICIARY OR PARTNER OF LANDLORD SHALL HAVE ANY PERSONAL LIABILITY WHATSOEVER WITH RESPECT TO THIS LEASE. IN ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE THE OBLIGATION OF LANDLORD TO TENANT UNDER THIS LEASE, LANDLORD AND TENANT AGREE THAT ANY FINAL JUDGMENT OR DECREE SHALL BE ENFORCEABLE AGAINST LANDLORD ONLY TO THE EXTENT OF LANDLORD’S INTEREST IN THE BUILDING, AS AFORESAID, AND ANY SUCH JUDGMENT OR DECREE SHALL NOT BE CAPABLE OF EXECUTION AGAINST, NOR BE A LIEN ON, ANY ASSETS OF LANDLORD OTHER THAN ITS INTEREST IN THE BUILDING, AS AFORESAID.

VIII

EVENTS OF DEFAULT AND RELATED REQUIREMENTS

8.1	Default and Remedies.

(a)           The occurrence of any of the following shall constitute an event of default (“Default”) by Tenant hereunder:

(i)            The Base Rental or additional rental payable under this Lease is not paid when due, and such failure of payment shall continue for more than three (3) business days subsequent to the date of receipt by Tenant of written notice of non-payment from Landlord, provided that Landlord shall not be obligated to provide such notice and opportunity to cure more than two (2) times in any calendar year during the Lease Term, and the third (3rd) or any subsequent occasion of such failure during any such calendar year shall constitute a Default. No right to receive notice or cure period in favor of Tenant shall affect Tenant’s obligation to pay late fees or interest under Section 8.3 for having failed to make timely payment of a monetary obligation;

(ii)           Tenant’s interest in the Lease or the Premises shall be subjected to any attachment, levy or sale pursuant to any order or decree entered against Tenant in any legal proceeding and such order or decree shall not be vacated within thirty (30) days of entry thereof;

(iii)         The Premises are, without Landlord’s prior written consent, vacated or not used as regularly or consistently as would normally be expected for similar premises put to general office use, for any one continuous period in excess of thirty (30) business days, or in the aggregate in excess of sixty (60) business days during any twelve-month period elapsing during the Lease Term; provided, however that a Default shall not have occurred under this clause (iii) as long as the Base Rental, additional rental or any other sum of money payable under this Lease is paid by Tenant when due;

(iv)          Tenant breaches or fails to comply with any other term, provision, condition or covenant of this Lease, and such breach or failure shall continue for more than thirty (30) days subsequent to the date of receipt by Tenant of written notice of such breach or failure from Landlord if the matter in question is not reasonably susceptible of cure by Tenant within the 30-day period, then Tenant shall have such additional time as may reasonably be necessary, but no more than an additional seventy (70) days, within which to effect curative action provided that Tenant institutes the curative action within the 30-day period and prosecutes the same diligently to completion;

(v)           Tenant, if a corporation, joint venture, partnership, limited liability company, limited partnership or trust, without Landlord’s prior written consent and the written assumption of this Lease by another party approved by Landlord, both in Landlord’s discretion, shall be dissolved or its entity status otherwise changed or terminated; or

(vi)          If Tenant is a joint venture, trust, general partnership, limited partnership or limited liability company, there shall be instituted by or against any one or more general partners, trustees or managers of Tenant, without final dismissal thereof within thirty (30) days of the date of institution, of any proceeding under state insolvency laws or of any proceeding under the United States Bankruptcy Code.

(b)           Upon the occurrence of a Default, Landlord shall have the option to do and perform any one or more of the following in addition to, and not in limitation of, any other remedy or right permitted it at law or in equity or by this Lease:

(i)            Landlord, with or without terminating this Lease, may immediately or at any time thereafter reenter the Premises and perform, correct or repair any condition which shall constitute a failure on Tenant’s part to keep, observe, perform, satisfy or abide by any term, condition, covenant, agreement or obligation of this Lease or of the Rules and Regulations now in effect or hereafter adopted, and Tenant shall fully reimburse and compensate Landlord on demand for all costs and expenses incurred by Landlord in such performance, correction or repairing, including accrued interest as provided in the next sentence. All sums so expended to cure Default shall accrue interest from the date of demand until date of payment at a rate of interest which is the lower of (x) a per annum rate equal to the Prime Rate plus two percent (2%), or (y) sixteen percent (16%) per annum, but in no event at a rate higher than that permitted by applicable law.

(ii)           Landlord, with or without terminating this Lease, may immediately or at any time thereafter demand in writing that Tenant vacate the Premises and thereupon Tenant shall vacate the Premises and remove therefrom all property thereon belonging to or placed on the Premises by, at the direction of or with consent of Tenant within ten (10) days of receipt by Tenant of such notice from Landlord, whereupon Landlord shall have the right to reenter and take possession of the Premises. Any such demand, reentry and taking possession of the Premises by Landlord shall not of itself constitute an acceptance by Landlord of a surrender of this Lease or of the Premises by Tenant and shall not of itself constitute a termination of this Lease by Landlord.

(iii)         Landlord, with or without terminating this Lease, may immediately or at any time thereafter reenter the Premises and remove therefrom Tenant and all property belonging to or placed on the Premises by, at the direction of or with consent of Tenant. Any such reentry and removal by Landlord shall not of itself constitute an acceptance by Landlord of a surrender of this Lease or of the Premises by Tenant and shall not of itself constitute a termination of this Lease by Landlord.

(iv)          Landlord, with or without terminating this Lease, may immediately or at any time thereafter relet the Premises or any part thereof for such time or times, at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, and Landlord may make any alterations or repairs to the Premises which it may deem necessary or proper to facilitate such reletting; and Tenant shall pay all costs of such reletting including but not limited to the cost of any such alterations and repairs to the Premises, reasonable attorneys’ fees and brokerage commissions; and if this Lease shall not have been terminated, Tenant shall continue to pay all rent and all other charges due under this Lease up to and including the date of beginning of payment of rent by any subsequent tenant of part or all of the Premises, and thereafter Tenant shall pay monthly during the remainder of the term of this Lease the difference, if any, between the rent and other charges collected from any such subsequent tenant or tenants and the rent and other charges reserved in this Lease, but Tenant shall not be entitled to receive any excess of any such rents collected over the rents reserved herein.

(v)           Landlord may immediately or at any time thereafter terminate this Lease, and this Lease shall be deemed to have been terminated upon receipt by Tenant of written notice of such termination; upon such termination Landlord shall recover from Tenant all damages Landlord may suffer by reason of such termination including, without limitation, unamortized sums expended by Landlord for construction of Tenant Improvements, all arrearages in rentals, costs, charges, additional rentals and reimbursements, the cost (including court costs and reasonable attorneys’ fees) of recovering possession of the Premises, the cost of any alteration of or repair to the Premises which is necessary or proper to prepare the same for reletting and, in addition thereto, Landlord at its election shall have and recover as damages from Tenant rents and other charges which Landlord would be entitled to receive from Tenant pursuant to the provisions of clause (iv) of this subsection (b) above if the Lease were not terminated.

(c)           In the event Landlord institutes dispossessory proceedings or dispossesses or evicts Tenant by summary proceedings or otherwise, Landlord shall have the option to do and perform any one or more of the foregoing in addition to, and not in limitation of, any remedy or right permitted it by law or in equity or by this Lease. Specifically, without limiting the foregoing, in the event Landlord institutes dispossessory proceedings or dispossesses or evicts Tenant by summary proceedings or otherwise and/or re-enters and takes possession of the Premises, Tenant shall remain liable for all rent (including Base

Rental, Rental Adjustment and additional rental) and all other charges under the Lease for the remainder of the Lease Term.

(d)           If Landlord reenters the Premises or terminates this Lease pursuant to any of the provisions of this Lease, Tenant hereby waives all claims for damages which may be caused by such reentry or termination by Landlord. Tenant shall and does hereby agree to indemnify and hold Landlord harmless from any loss, cost (including court costs and reasonable attorneys’ fees) or damages suffered by Landlord by reason of such reentry or termination. No such reentry or termination shall be considered or construed to be a forcible entry. Notwithstanding the foregoing, in no event shall Tenant waive any rights or claims against Landlord for, or indemnify or hold Landlord harmless from, any loss, cost or damage caused by Landlord's negligence or the negligence of any party acting for or on behalf of Landlord.

(e)           The exercise by Landlord of any one or more of the rights and remedies provided in this Lease shall not prevent the subsequent exercise by Landlord of any one or more of the other rights and remedies herein provided. All remedies provided for in this Lease are cumulative and may, at the election of Landlord, be exercised alternatively, successively or in any other manner and are in addition to any other rights provided for or allowed by law or in equity.

8.2           Insolvency or Bankruptcy. The making by Tenant of an assignment for the benefit of its creditors, the appointment under state law of a receiver to take possession of all or substantially all of Tenant’s assets, or the voluntary or involuntary involvement of Tenant as a principal in a state law insolvency or reorganization proceeding, may, at the option of Landlord, be deemed and declared a Default by Tenant hereunder. Tenant covenants and agrees promptly to notify Landlord in writing of (i) the occurrence of any of the events described in the preceding sentence or any event similar thereto, whether occurring in New York or any other jurisdiction, and (ii) the institution by or against Tenant of any proceeding under the United States Bankruptcy Code including a copy of the petition filed to initiate such proceeding.

8.3           Late Payments. Tenant shall pay, in the event Base Rental, additional rental or other charge to be paid by Tenant hereunder are not paid when due, (A) a late fee of five percent (5%) of the amount past due, which late fee Tenant acknowledges is an agreed reimbursement to Landlord for the administrative expense incurred by Landlord as a result of Tenant’s late payment and not a penalty; and (B) interest on the amount past due (excluding late fees) at a rate which is the lower of (x) a per annum rate equal to the Prime Rate plus two percent (2%), or (y) sixteen percent (16%) per annum, but in no event at a rate higher than that permitted by applicable law, from due date until paid. Should Tenant make a partial payment of past due amounts, the amount of such partial payment shall be applied first, to late fees, second, to accrued but unpaid interest, and third, to past due amounts, in inverse order of their due date.

8.4           Attorneys’ Fees for Collection. If any Base Rental, additional rental or other debt owing by Tenant to Landlord hereunder is collected by or through an attorney-at-law, Tenant agrees to pay the reasonable attorneys’ fees incurred by Landlord in such collection action.

8.5           No Waiver of Rights. No failure or delay of either party to exercise any right or power given it herein or to insist upon strict compliance by the other party of any obligation imposed on it herein and no custom or practice of either party hereto at variance with any term hereof shall constitute a waiver or a modification of the terms hereof by either party or any right it has herein to demand strict compliance with the terms hereof by the other party. Neither party has or shall have any authority to waive any provision of this Lease unless such waiver is expressly made in writing.

IX

MISCELLANEOUS PROVISIONS

9.1           Brokers. Tenant represents and warrants to Landlord that (except with respect to any broker identified in the Lease Summary as “Tenant’s Broker”) no broker, agent, commission salesperson or other person has represented Tenant in the negotiations for and procurement of this Lease and of the Premises and that (except with respect to any broker identified in the Lease Summary) no commissions, fees or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson or other person. Tenant agrees to indemnify and hold Landlord harmless from all loss, cost and damage (including reasonable attorneys’ fees and court costs) suffered or incurred by Landlord as a result of a breach by Tenant of the representation and warranty contained in the immediately preceding sentence or as a result of Tenant’s failure to pay commissions, fees or compensation due to any broker who represented Tenant, whether or not disclosed. Tenant represents and discloses to Landlord that Tenant’s Broker identified in the Lease Summary has represented Tenant. The commissions or other compensation due and payable to Tenant’s Broker by reason of this Lease will be paid by Landlord pursuant to separate written agreements. Landlord represents and warrants to Tenant that (except with respect to any broker identified in the Lease Summary as “Landlord's Broker”) no broker, agent, commission salesperson or other person has represented Landlord in the negotiations for and procurement of this Lease and of the Premises and that (except with respect to any broker identified in the Lease Summary) no commissions, fees or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson or other person. Landlord agrees to indemnify and hold Tenant harmless from all loss, cost and damage (including reasonable attorneys’ fees and court costs) suffered or incurred by Tenant as a result of a breach by Landlord of the representation and warranty contained in the immediately preceding sentence or as a result of Landlord's failure to pay commissions, fees or compensation due to any broker who represented Landlord, whether or not disclosed. Landlord represents and discloses to Tenant that Landlord's Broker identified in the Lease Summary has represented Landlord. The commissions or other compensation due and payable to Landlord's Broker by reason of this Lease will be paid by Landlord pursuant to separate written agreements.

9.2           Addresses and Notices. All notices, unless oral notice is specified, required or permitted to be given with respect to this Lease in order to be effective shall be in writing and shall be sent to the address of the intended party at its address specified in the Lease Summary. Notices shall be sent either by local or overnight courier service, or by the United States Postal System, certified or registered mail, return receipt requested, with postage and charges prepaid. Notices by courier service shall be deemed effective on date of delivery to the specified address. Notices by the United States Postal System shall be deemed effective on the third (3rd) business day subsequent to date of postmark or on the date of actual receipt by the addressee, whichever shall be the earlier. In the event of a change of address by either party, such party shall give written notice thereof in accordance with the foregoing.

9.3           Entire Agreement and Exhibits. This Lease constitutes and contains the sole and entire agreement of Landlord and Tenant with respect to the Premises and no prior or contemporaneous oral or written representation or agreement between the parties and affecting the Premises shall have legal effect. No modification or amendment of this Lease shall be binding upon the parties unless such modification or amendment is in writing and signed by Landlord and Tenant. The content of each and every exhibit, attachment and the Lease Summary which is referenced in this Lease as being attached hereto is incorporated into this Lease as fully as if set forth in the body of this Lease.

9.4           Subordination and Attornment. Within ten (10) days following the execution of this Lease (or ten (10) days following the acquisition of any such leasehold or mortgage interest by such a party), Landlord shall cause any ground lessor or mortgagee holding any interest in the Building or the land upon which the Building is located to execute and deliver to Tenant subordination, non-disturbance and attornment agreement in substantially the form as that attached hereto as Exhibit 9.4. Tenant shall, upon demand of Landlord, at any time or times, execute, acknowledge and deliver to Landlord or to the holder of any mortgage, deed to secure debt, deed of trust or other instrument affecting or encumbering the Building or the land underlying the Building or to the lessor under any ground lease affecting the Building or the land underlying the Building, without expense, any and all instruments that may be necessary to make this Lease superior to any such mortgage, deed to secure debt, deed of trust or other instrument or the grant of any such ground lease, and each renewal, modification, consolidation, replacement and extension thereof.

9.5           Estoppel Certificate/Amendment. At any time and from time to time, Tenant, on or before the date specified in a request therefor made by Landlord, which date shall not be earlier than ten (10) days from the making of such request, covenants and agrees to execute, acknowledge and deliver to Landlord (a) a certificate evidencing (i) whether or not this Lease is in full force and effect, (ii) whether or not this Lease has been amended in any manner, and if so specifying such amendment or amendments, (iii) whether or not there are any existing events of default on the part of Landlord hereunder to the knowledge of Tenant and specifying the nature of such events of default, if any, and (iv) the date to which rent, and other amounts due hereunder, if any, have been paid, or (b) amendments to this Lease required by the holder of a mortgage on the Building, as long as such amendments do not increase the obligations or diminish the rights and benefits of Tenant hereunder. Each certificate delivered pursuant to this Section may be relied on by any prospective purchaser or transferee of Landlord’s interest hereunder or of any part of Landlord’s property or by any mortgagee of Landlord’s interest hereunder or of any part of Landlord’s property or by an assignee of any such mortgagee or by any ground lessor of Landlord’s interest hereunder.

9.6           Severability. If any clause or provision of this Lease is or becomes illegal, invalid or unenforceable because of present or future laws or any rule or regulation of any governmental body or entity, effective during the Lease Term, the intention of the parties hereto is that the remaining parts of this Lease shall not be affected thereby, unless the lack of such clause or provision is, in the sole determination of Landlord, essential to the rights of both parties in which event Landlord shall have the right to terminate this Lease on written notice to Tenant.

9.7           Captions. The captions used in this Lease are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

9.8           Successors and Assigns. The words “Landlord” and “Tenant” as used herein shall include the respective contracting party, whether singular or plural, and whether an individual, masculine or feminine, or a corporation, general partnership, joint venture, limited partnership or trust. The provisions of this Lease shall inure to the benefit of and be binding upon Landlord and Tenant, and their respective successors, heirs and assigns, subject, however, in the case of Tenant, to the provisions of Section 2.5 hereof. It is understood and agreed that the term “Landlord”, as used in this Lease, means only the owner(s), or the lessee(s), from time to time of the Building and/or the land underlying the Building so that in the event of any sale or sales of the Building and/or the land underlying the Building, or of any lease thereof, the Landlord named herein shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing thereafter to the extent of such sale or lease, and it shall be deemed without further agreement that the purchaser, or the lessee, as the case may be, has assumed and agreed, to the same extent, to carry out any and all covenants and obligations of Landlord hereunder during the period such party has possession of all or such portion of the Building and/or the land underlying the Building which it has purchased or leased. Should all of the land underlying the Building and the entire Building be severed as to ownership by sale and/or lease, then, unless the Tenant is otherwise notified to the contrary in writing, either the owner of the entire Building or the lessee of the entire Building, as the case may be, which has the right to lease space in the Building to tenants shall be deemed the “Landlord”. Tenant shall be bound to any successor landlord for all the terms, covenants and conditions hereof and shall execute any attornment agreement not in conflict herewith at the request of any successor landlord.

9.9           New York Law. The laws of the State of New York shall govern the interpretation, validity, performance and enforcement of this Lease.

9.10         Time is of the Essence. Time is of the essence of this Lease. Unless specifically provided otherwise, all references to terms of days or months shall be construed as references to calendar days or calendar months, respectively.

9.11         Execution. This Lease may be executed in any number of counterparts, each of which shall be deemed an original and any of which shall be deemed to be complete in itself and may be introduced into evidence or used for any purpose without the production of the other counterparts.

9.12         Force Majeure. A party to this Lease shall be excused from the performance of its duties and obligations under this Lease, except obligations for the payment of money such as Base Rental, for the period of delay, but in no event longer than ninety (90) days, caused by labor disputes, governmental regulations, riots, war, terrorism, insurrection, acts of God or other causes beyond the control of the party whose performance is being excused (but such causes shall not include insufficiency of funds).

9.13         Multiple Tenants. Should more than one (1) party enter into this Lease as Tenant, each party so constituting Tenant shall be liable, jointly and severally with the other or others, for all obligations of Tenant under this Lease, and Landlord may enforce its rights hereunder against such party with or without seeking enforcement thereof against the other or others.

9.14         Mutual Warranty of Authority. Landlord warrants to Tenant that Landlord is a validly existing corporation under the laws of the State of New York, that its entry into and performance of this Lease has been duly authorized, and that the party executing this Lease on its behalf is duly authorized to do so. Tenant, if other than an individual, warrants to Landlord that Tenant is a validly existing legal entity under the laws of the state of Delaware and that it is duly qualified to do business in the State of New York, that its entry into and performance of this Lease has been duly authorized, and that the officer(s), partner(s) or trustee(s), as applicable, executing this Lease on its behalf are duly authorized to do so.

9.15         Parking Rights. During the Lease Term, Landlord shall provide for use by Tenant and its employees and invitees no less than five (5) parking spaces for every 1,000 rentable square feet leased to Tenant under this Lease. The parking spaces shall not be designated or exclusive, but shall at all times be available to Tenant, its employees and invitees within the parking field at the Building.

9.16         Recordation of Lease. This Lease is not in recordable form, and Tenant agrees not to record or permit the recording of this Lease; provided, however the parties hereto agree to execute a written memorandum of this Lease, in recordable form, for filing in the Monroe County Clerk’s Office.

9.17	Hazardous Substances.

(a)           Landlord hereby represents and warrants to Tenant that the Premises are free of all “Hazardous Substances” (as hereinafter defined), including any mold and asbestos related materials, except as set forth in Exhibit “F”. Landlord hereby agrees to indemnify and defend Tenant and hold Tenant harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of any settlement or judgment and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Tenant by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or release from, the Premises of any Hazardous Substance (including, without limitation, any losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of any settlement or judgment or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act, any so-called federal, state or local “Superfund” or “Superlien” laws, statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability, including strict liability, substances or standards of conduct concerning any Hazardous Substance), provided, however, that Landlord shall have no obligation to indemnify, defend or hold Tenant harmless from those losses, liabilities, and damages caused directly by the acts or omissions of Tenant in violation of Tenant’s obligations under this Lease.

(b)           Tenant hereby covenants that Tenant shall not cause or permit any Hazardous Substances to be placed, held, located or disposed of in, on or at the Premises or any part thereof, and neither the Premises nor any part thereof shall ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Substances during the Lease Term.

(c)           Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of any settlement or judgment and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Landlord by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or release from, the Premises of any Hazardous Substance (including, without limitation, any losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of any settlement or judgment or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act, any so-called federal, state or local “Superfund” or “Superlien” laws, statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability, including strict liability, substances or standards of conduct concerning any Hazardous Substance), provided, however, that the foregoing indemnity is limited to matters arising solely from Tenant’s violation of the covenant contained in subsection (b) above.

(d)           For purposes of this Lease, “Hazardous Substances” shall mean and include those elements or compounds which are contained in the list of hazardous substances now or hereafter adopted by the United States Environmental Protection Agency (the “EPA”) or the list of toxic pollutants designated by Congress or the EPA or which are now or hereafter defined as hazardous, toxic, pollutant, infectious or radioactive by any other Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

(e)           Landlord shall have the right but not the obligation, and without limitation of Landlord’s rights under this Lease, to enter onto the Premises or to take such other actions as it deems necessary or advisable to cleanup, remove, resolve or minimize the impact of, or otherwise deal with, any Hazardous Substance following receipt of any notice from any person or entity (including without limitation the EPA) asserting the existence of any Hazardous Substance in, on or at the Premises or any part thereof which, if true, could result in an order, suit or other action against Tenant or Landlord or both. All reasonable costs and expenses incurred by Landlord in the exercise of any such rights, which costs and expenses result from Tenant’s violation of the covenant contained in subsection (a) above, shall be deemed additional rental under this Lease and shall be payable by Tenant upon demand.

(f)	This Section 9.17 shall survive cancellation, termination or expiration of this Lease.

9.18         Names. Upon written notice to Tenant, Landlord reserves the right, from time to time, to change the name of the development, the name of the Building and the street address of the Building. Tenant shall not, without the prior written consent of Landlord, any name given the development, the Building or any other deceptively similar name, or use any associated service mark or logo of the development or the Building for any purpose other than Tenant’s business address.

9.19         Shared Communications Services. Landlord may contract with a vendor (the “Shared Services Vendor”) to make available to tenants of the Building certain shared communications services. With respect to such shared communications services, if and so long as available, Landlord and Tenant agree as follows:

(a)           Tenant, at its election, may contract with Shared Services Vendor or any other vendor for communications services. Tenant may make such election at its sole and absolute discretion.

(b)           Tenant acknowledges and agrees that Shared Services Vendor is an independent contractor of Landlord and not Landlord’s employee, agent, partner or joint venturer and Tenant waives any and all right Tenant may have or claim to have to assert the contrary.

(c)           Tenant acknowledges and agrees that any cessation or interruption of shared communications services or default by Shared Services Vendor under the terms and conditions of Tenant’s agreement with Shared Services Vendor shall not constitute a default under this Lease nor a constructive eviction by Landlord of Tenant. Tenant agrees that it shall not abate or setoff against any amount of Base Rental, Rental Adjustment, additional rent or other sum due under this Lease for any claim against Shared Services Vendor or for a default under Tenant’s agreement with Shared Services Vendor. Tenant waives and releases Landlord from any and all claims Tenant may have, now or in the future, against Landlord, if any, that arise from or are related to the acts, omissions, negligence or gross negligence of Shared Services Vendor or its agents and employees.

9.20         Ownership and Management Disclosure. Landlord discloses to Tenant, and Tenant acknowledges, that Landlord is the owner of record of the Building and the Premises.

9.21         Effect of Lease Termination. No termination of this Lease by reason of exercise of an optional right, lapse of time, failure of condition or election of a party to terminate shall release or otherwise relieve either party from liability for breach of this Lease or from performance of any contractual obligation provided herein accruing prior to such termination. The possessory rights of Tenant, however, shall cease and expire as of the effective time of any such termination.

9.22         Signage. Notwithstanding the foregoing, Landlord shall, at its expense, provide Tenant with its proportionate share of space on a monument sign or a separate sign on New York State Route 252 (Jefferson Road), subject to Landlord’s reasonable approval, local government approvals and compliance with all local codes. Tenant shall be permitted to install standard signage on or next to the suite entry door to the Premises; provided, however, that any subsequent changes to such signage shall be made at Tenant’s sole cost and expense.

9.23         Furniture. Tenant shall be permitted to utilize the furniture and furniture systems located on the Premises on the commencement of the Lease Term, free of charge and for the duration of the Lease Term (including any Renewal Term) and more particularly set forth and described on Exhibit 9.23 attached hereto and made a part hereof. The Tenant may designate any such furniture or equipment for removal by Landlord, and Landlord shall remove such furniture at Landlord’s cost and expense.

9.24	Amenities.

(a)           Tenant shall be permitted to utilize the conference and training facilities on the first (1st) floor of the Building, on a first-come, first-served reservation basis.

(b)           Landlord shall make reasonable efforts to continue the operation of the cafeteria, however, Landlord reserves the right, in its sole discretion, to discontinue the operation of the cafeteria if demand is insufficient to warrant the continued operation of the cafeteria.

9.25         Quiet Enjoyment. Landlord covenants with Tenant that Tenant shall peaceably hold and enjoy the Premises during the full term of this Lease and any extension and renewals upon paying the rent and performing its covenants herein contained, subject only to the terms of this Lease and any interests of record to which this Lease may be or become subject and subordinate.

9.26         Special Stipulations. The Special Stipulations, if any, attached hereto as Exhibit ”E” and made a part hereof, are hereby incorporated herein, and in the event they conflict with any of the foregoing provisions, the Special Stipulations shall control.

9.27         Backup Power: During the Term, Tenant shall have the right, at its sole cost and expense, and in a location approved by Landlord, to install additional supplemental power capabilities to the Premises.

9.28         Further Landlord Representations. Landlord further represents and warrants to Tenant the following:

(a)           Landlord is the fee owner of the property upon which the Building is located and no other party holds or maintains any interest therein. There is currently no mortgage which encumbers Landlord's fee interest in the property upon which the Building is located.

(b)           There are no current exemptions from the payment of Property Taxes with respect to the Building or the property upon the Building is located, nor is there any payment in lieu of tax agreement or other public incentive applicable to the Building, the property upon which the building is located, or the Landlord.

(c)           To the best of Landlord's knowledge, there are no known defects with respect to the Building or the property upon which the Building is located.

ARTICLE X

PAYMENT OF PROPERTY TAXES

Notwithstanding any provision in this Lease to the contrary, Tenant agrees to be responsible for and shall make direct payment to the appropriate taxing authority for any and all Property Taxes due and charged against the Premises. Tenant shall obtain and deliver to Landlord within fifteen (15) days of any such payment, a receipt for such payment from the applicable taxing authority. To the extent requested by Tenant in writing, Landlord shall cooperate with Tenant to maximize incentives offered to Tenant from any local, state or Federal authority in consideration of Tenant's relocation of business operations to the Premises, including but not limited to the execution of documents, including amendments to this Lease, or the establishment of a leasehold tax parcel number for the assessment of Property Taxes against the Premises, provided, however, that nothing contained in this Article X shall be construed to obligate Landlord to incur any cost or expense, or to waive, release or impair any rights or benefits of Landlord under the Lease, in connection with its agreement to cooperate set forth herein. Tenant shall deliver to Landlord, within thirty (30) days of receipt, copies of all settlements and notices pertaining to the Property Taxes which may be issued by any governmental authority. If the Term expires or is terminated on a day other than the first day or the last day of a tax year, then Tenant’s liability for Property Taxes for such tax year shall be apportioned by multiplying the amount of the Property Taxes for the full tax year by a fraction, the numerator of which is the number of days during such tax year falling within the Term hereof, and the denominator of which is three hundred sixty-five (365).

IN WITNESS WHEREOF, the parties hereto have duly executed and sealed this Lease as of the date and year first above stated.

LANDLORD: UCB TECHNOLOGIES, INC., a New York corporation By: /s/Richard J. Paris, Jr. Name: Richard J. Paris, Jr. Title: Secretary By: /s/Jeffrey J. Foy Name: Jeffrey J. Foy Title: Treasurer
TENANT: CAREGUIDE, INC., a Delaware corporation By: /s/Chris Paterson Name: Chris Paterson Title:

__________________________________________________________________________________________________________________________________________________________________________________________

EXHIBIT "A"

FLOOR PLAN(S)

755 JEFFERSON ROAD

EXHIBIT "B"

TENANT ACCEPTANCE AGREEMENT

This Agreement, dated as of _________, 2006, made between UCB TECHNOLOGIES, INC., a New York corporation (hereinafter referred to as “Landlord”), and CCS CONSOLIDATED, INC., a Delaware corporation (hereinafter referred to as “Tenant”);

W I T N E S S E T H  T H A T:

WHEREAS, Landlord and Tenant entered into a Lease Agreement dated ______________, 2006 (the “Lease”) for the fourth (4th) floor (the “Premises”) in the building known as 755 Jefferson Road, Rochester, New York, 14623; and

WHEREAS, Landlord and Tenant agreed to execute this Agreement to confirm the actual Commencement and Expiration Dates of the Lease Term, and for other purposes;

NOW, THEREFORE, pursuant to the provisions of Article II of the Lease, Landlord and Tenant mutually agree as follows:

1.             The Commencement Date of the Lease Term is _________, 2006. The Expiration Date of the Lease Term is _________, 2017.

2.             Tenant is in possession of, and has accepted, the Premises demised by the Lease, and acknowledges that all the work to be performed by Landlord in the Premises as required by the terms of the Lease except as set forth in Paragraph 3 below, if any, has been satisfactorily completed. Tenant further certifies that all conditions of the Lease required of Landlord as of this date have been fulfilled and there are no defenses or setoffs against the enforcement of the Lease by Landlord.

3.             Landlord and Tenant acknowledge pursuant to Section 2.2 of the Lease that the items described on Schedule 1 attached hereto remain to be completed or corrected, which items Landlord agrees to accomplish within a reasonable time subsequent to the Commencement Date (if none, so state).

IN WITNESS WHEREOF, the parties hereto have duly executed and sealed this Agreement as of the date and year first above stated.

LANDLORD: UCB TECHNOLOGIES, INC., a New York corporation By: Name: Title:
TENANT: CAREGUIDE, INC., a Delaware corporation By: Name: Title:

EXHIBIT “C”

CLEANING SPECIFICATIONS

For the office buildings managed by:

EMCOR, on behalf of UCB

And cleaned by:

Sheen and Shine, Inc.

As of July2006

I.	GENERAL INFORMATION

The services are provided five nights per week, Monday through Friday, except New Years Day Holiday, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day and Christmas Holiday. The spaces are cleaned between the hours of 7:00 a.m. and 3:00 p.m., night dues between 3:00pm and 12:00am Services are provided for normal office daily usage and do not include parties, purging of files, removal of furniture or equipment, or construction or move-in clean up.

II.	OFFICE (TENANT) SPACE
A.	Daily
1.	Empty all wastebaskets and replace liners as needed.
2.	Remove cardboard that is knocked down and labeled as trash.
3.	Spot clean glass.
4.	Spot clean washable walls.
5.	Dust work surfaces that are cleared of all office materials.
B.	Weekly
1.	Vacuum carpets.
2.	Dust mop and rinse floors.

Dust ceilings, walls and baseboards for cobwebs.

3.	Dust window frames and sills in entrance area.
4.	Wipe window frames and sills if clear
5.	Wipe desk tops and polish if desk is cleared.
6.	Dust top of room dividers and modular partitions.
7.	Whisk clean upholstered chairs.
C.	Tenant Kitchens (Nightly)
1.	Sweep and mop floors.
2.	Wipe down all flat surfaces.
3.	Clean and wipe down all sinks.
4.	Polish all stainless steel weekly.
5.	Wash and wipe down refrigerator and microwave (outside only).

III.	COMMON AREAS
A.	Daily
1.	Dust mop and rinse tiled surfaces including vestibules.
2.	Vacuum and spot clean all carpeted surfaces and edge as necessary.
3.	Spot clean walls, doors, and frames.
4.	Spot clean switch plates, push plates, kick plates, elevators, signage, and drinking fountains.
5.	Spot clean all reachable glass.
6.	Sweep down fire stairs and spot clean as necessary.
7.	General pick-up and clean janitor closets.
B.	Weekly
1.	Wipe down sills and window frames including vestibules.
2.	Squeegee clean entrance windows (vestibules).
3.	Wipe down baseboards.

4.	Clean stairwell glass.
5.	Vacuum carpet edges and corners.
6.	Mop down fire stairs.
7.	Wipe fire stair railings.
8.	Squeegee all common area glass (quarterly).
9.	Dust prints and artwork.

IV.	REST ROOMS (DAILY)
1.	Spot clean walls and partitions.
2.	Wipe clean and sanitize all urinals, toilets, chrome fixtures, sinks, counters, wastebaskets, soap and paper dispensers, and mirrors.
3.	Empty sanitary napkin receptacles, and wastebaskets and replace liners.
4.	Refill toilet paper, soap dispensers, and paper towels.
5.	Sweep and rinse floors.
6.	Dust partitions.
7.	Dust ceiling vents.

V.	COMMON AREA FLOORS
	A.	Marble / Granite Floors

1.	Sweep and mop floors daily
2.	Buff monthly.
B.	Granite Floors
1.	Sweep and mop floors daily (no buffing necessary).
C.	Quarry Tile
1.	Strip and wax two times per year and apply two coats of 22% acrylic wax.
2.	Rinse five times per week.
D.	Common Area Carpeting
1.	Shampoo yearly.
E.	Tenant Carpeting
1.	Spot clean area of one square foot or less as needed.

VI.	TRASH HAULING

Trash will be deposited in the compactor located in building one.

VII.	OTHER MATTERS AND ITEMS NOT INCLUDED:
1.	Cleaning or dusting any computer equipment is not included.
2.	We will not move any materials on a desk in order to clean.
3.	We will not wash any dishes left in sinks.
4.	We will remove “normal” amounts of trash. Special arrangements must be made to throw out furniture, equipment, or excess amounts of trash caused by “purging” files.
5.	Items not in trashcan must be labeled “trash” or we will not remove the items.
6.	We will not wash out trashcans that had food placed in them without a liner.
7.	Cleaning spots on cloth or delicate wall coverings is not included.
8.	Defrosting and cleaning of refrigerators is not included.
9.	All carpet shampooing is at tenants request and cost.
10.	Supplies for tenant rest rooms are not included.
11.	We will not let any person (Tenant or otherwise) into any Tenant’s space.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

EXHIBIT "D"

RULES AND REGULATIONS

1.             The sidewalks, and public portions of the Building, such as entrances, passages, courts, elevators, vestibules, stairways, corridors or halls and the streets, alleys or ways surrounding or in the vicinity of the Building shall not be obstructed, even temporarily, or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Premises.

2.             No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades, louvered openings, tinted coating, film or screens shall be attached to or hung in, or used in connection with, any window, glass surface or door of the Premises, without the prior written consent of Landlord, unless installed by Landlord.

3.             No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Premises or Building or on corridor walls or windows or other glass surfaces (including without limitation glass storefronts). Signs on entrance door or doors shall conform to building standard signs, samples of which are on display in Landlord’s rental office. Signs on doors shall, at Tenant’s expense, be inscribed, painted or affixed for each tenant by sign makers approved by Landlord. In the event of the violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant.

4.             The sashes, sash doors, skylights, windows, heating, ventilating and air conditioning vents and doors that reflect or admit light and air into the halls, passageways or other public places in the building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the window sills.

5.             No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the public halls, corridors or vestibules without the prior written consent of Landlord.

6.             The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant.

7.             Tenant shall not in any way deface any part of the Premises or the Building. If Tenant desires to use linoleum or other similar floor covering, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water; the use of cement or other similar adhesive materials, which are not water soluble, are expressly prohibited.

8.             No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises. No cooking shall be done or permitted by Tenant on the Premises except in conformity to law and then only in the utility kitchen, if any, as set forth in Tenant’s layout, which is to be primarily used by Tenant’s employees for heating beverages and light snacks. Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

9.             No space in the Building shall be used for manufacturing, distribution or for the storage of merchandise or for the sale of merchandise, goods or property of any kind at auction.

10.           Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of the Building or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing or in any other way. Tenant shall not throw anything out of the doors, windows or skylights or down the passageways. Tenant shall not cause or permit any unseemly or disturbing activity or conduct to be visible through any window, opening, doorway, glass storefront or other glass surface or any other means of visibility that disturbs or interferes with (i) tenants or other occupants of the building or their licensees or invitees or (ii) neighboring buildings or premises or those having business with them, including without limitation, receptions, parties, recreation and other activities of a social nature not directly related to Tenant’s use of the Premises.

11.           Neither Tenant, nor any of Tenant’s servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Premises any inflammable, combustible or explosive fluid or chemical substance, other than reasonable amounts of cleaning fluids or solvents required in the normal operation of Tenant’s business offices.

12.           No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof, without the prior written approval of Landlord and unless and until a duplicate key is delivered to Landlord. Tenant shall, upon the termination of its tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

13.           Tenant shall not overload any floor. Tenant shall obtain Landlord’s consent before bringing any safes, freight, furniture or bulky articles into the Building and Landlord can specify to Tenant the location for the placement of such articles. All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description must take place during the hours which Landlord or its agent may determine from time to time. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

14.           Tenant shall not occupy or permit any portion of the Premises to be occupied, without Landlord’s expressed prior written consent, as an office for a public stenographer or typist, or for the possession, storage, manufacture or sale of liquor, narcotics, dope, tobacco in any form, or as a barber or manicure shop, or as a public employment bureau or agency, or for a public finance (personal loan) business; provided, however, nothing in this sentence shall be deemed to prohibit Tenant or its employees or business invitees from personal use of tobacco. Tenant shall not engage or pay any employees on the Premises, except those actually working for Tenant on said premises, nor advertise for laborers giving an address at the Building. Tenant shall not keep or utilize any jukebox, billiard or pool table or other recreational device at or in the Premises.

15.           Tenant agrees to employ such janitorial contractor as Landlord may from time to time designate, for any waxing, polishing and other maintenance work of the Premises and of the Tenant’s furniture, fixtures and equipment. Tenant agrees that it shall not employ any other cleaning and maintenance contractor, nor any individual, firm or organization for such purpose without Landlord’s prior written consent.

16.           Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

17.           Landlord reserves the right to exclude from the Building between the hours of 6:00 p.m. and 7:00 a.m. and at all hours on Sundays, legal holidays and after 2:00 p.m. on Saturdays all persons who do not sign in and out on a register in the lobby of the Building, showing the name of the person, the Premises visited and the time of arrival and departure. All such persons entering or leaving the Building during such times may be expected to be questioned by the Building security personnel as to their business in the Building. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In the case of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in the Landlord’s opinion, Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate, including closing doors.

18.           The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose or for any other activity not appropriate, in Landlord’s sole discretion, to an office building of the quality and stature of the Building.

19.           The requirements of Tenant will be attended to only upon application at the office of the Building. Building employees shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of Landlord.

20.           Canvassing, soliciting and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.

21.           There shall not be used in any space, or in the public halls of any building, either by Tenant or by its jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. No hand trucks shall be used in passenger elevators.

22.           Tenant, in order to obtain maximum effectiveness of the cooling system, shall lower and/or close the blinds or drapes when sun’s rays fall directly on windows of Premises. Tenant shall not remove the standard blinds installed in the Premises.

23.           All paneling, rounds or other wood products not considered furniture shall be of fire retardant materials. Before installation of any such materials, certification of the materials’ fire retardant characteristics shall be submitted to Landlord or its agents, in a manner satisfactory to Landlord.

24.           Tenant shall not install any vending machines in the Building or Premises without Landlord’s consent.

25.           All articles and the arrangement style, color and general appearance thereof, in the interior of the Premises that will be visible from the exterior thereof, including, without limitation, window displays, advertising matter, signs, merchandise, furniture and store fixtures, shall be subject to Landlord’s approval, and, in any case, shall be maintained in keeping with the character and standards of the Building.

26.           Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular Tenant or Tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other Tenant or Tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the Tenants of the Building.

27.           Tenant shall abide by no-smoking restrictions in all areas within the Building, other than Tenant spaces, designated or posted by Landlord as no-smoking areas.

28.           These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or part, the terms, covenants, agreements and conditions of the main text (including Special Stipulations) of the Lease, which text shall control in the instance of conflict.

29.           Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety, care and cleanliness of the Building, and for the preservation of good order therein. Such other Rules and Regulations shall be effective upon written notification of Tenant.

EXHIBIT "E"

SPECIAL STIPULATIONS

755 JEFFERSON ROAD

[intentionally deleted].

EXHIBIT 9.4

FORM SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

This Subordination, Non-Disturbance and Attornment Agreement (“Agreement”) is made ________, 2006 by and between ________________________________________, having an address of ______________________, ________________, ___________________ (“Tenant”), and ________________________________________, having an address of ____________________, _____________, _______________ (“Lender”).

BACKGROUND:

______________________________ (“Landlord”) is the owner in fee simple of the land described in Schedule A attached hereto and made a part hereof (such land and all improvements now existing or hereafter constructed thereon are collectively referred to as the “Property”). By lease agreement dated ______________, ___ (the “Lease”), Landlord or Landlord’s predecessor in title to the Property leased and rented to Tenant certain premises (the “Demised Premises”) located within the Property, the Demised Premises being more specifically described in the Lease, a copy of which is attached hereto as Schedule B and incorporated herein. The Property is or is to be encumbered by a mortgage and other security instruments (collectively, the “Mortgage”) in favor of Lender pursuant to a loan made or to be made to Landlord.

Lender does not wish to make the loan secured by the Mortgage unless Tenant subordinates the Lease and Tenant’s rights thereunder to the lien and provisions of the Mortgage. Tenant and Lender desire hereby to establish certain rights, safeguards, obligations and priorities with respect to their respective interests by means of this Agreement.

AGREEMENT:

In consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

1.                           Subject to the provisions of Section 2 hereof, the Lease and the rights of Tenant thereunder (including but not limited to, Tenant’s rights, options, interests, title, claims and privileges), are and shall be subject and subordinate to the lien of the Mortgage and to all of the terms, conditions and provisions thereof, to all advances made or to be made thereunder, to the full extent of the principal sum and interest, and additional interest thereon from time to time secured thereby, and to any renewal, substitution, extension, modification or replacement thereof, including any increase in the indebtedness secured thereby or any supplements thereto. In the event that Lender or any other person acquires title to the Property pursuant to the exercise of any remedy provided for in the Mortgage or by reason of the acceptance of a deed in lieu of foreclosure (the Lender, any other such person and their participants, successors and assigns being referred to herein as the “Purchaser”), Tenant covenants and agrees to attorn to and recognize and be bound to Purchaser as Tenant’s new landlord and, subject to the provisions of Section 2 hereof, the Lease shall continue in full force and effect as a direct lease between Tenant and Purchaser.

2.                           So long as the Lease is in full force and effect and Tenant is not in default under any provision of the Lease or this Agreement, and no event has occurred which has continued to exist for a period of time (after notice, if any, required by the Lease) as would entitle Landlord to terminate the Lease or would cause without further action by Landlord, the termination of the Lease or would entitle Landlord to dispossess the Tenant thereunder:

(a)                          the right of possession of Tenant to the Demised Premises shall not be terminated or disturbed by any step or proceedings taken by Lender in the exercise of any of Lender’s rights under the Mortgage or the indebtedness secured thereby; and

(b)	the Lease shall not be terminated or affected by said exercise of any remedy provided for in the Mortgage, and Lender hereby covenants that any sale by Lender of the Property pursuant to the exercise of any rights and remedies under the Mortgage or otherwise, shall be made subject to the Lease and the rights of Tenant thereunder.

3.	In no event shall Lender or any other Purchaser be:

(a)                          liable for any act or omission of Landlord or any prior landlord; provided, however, Tenant may exercise Tenant’s setoff rights under the Lease, provided the provisions of Section 4 hereof are satisfied, as against Lender or any other Purchaser;

(b)                          liable for the return of any security deposit, unless such security deposit has been received by Lender from Landlord;

(c)                          subject to any defenses, causes of action, or counterclaims which Tenant might have against Landlord or any prior landlord; provided, however, Lender acknowledges and agrees that Lender and any other Purchaser shall be subject, provided the provisions of Section 4 hereof are satisfied, to any and all setoff rights available to Tenant under the Lease and any defenses or counterclaims which Tenant may allege because of a default or breach of Landlord’s or any prior Landlord’s obligations under the Lease;

(d)                          bound by any payment of rent or additional rent which Tenant might have paid to Landlord or any prior landlord for more than the current month without Lender’s or such Purchaser’s prior written consent; or

(e)                          bound by any amendment or modification of the Lease made without Lender’s or such other Purchaser’s prior written consent.

4.                           Tenant agrees to give prompt written notice to Lender of any default by Landlord under the Lease which would entitle Tenant to any setoff rights or to cancel the Lease or abate the rent payable thereunder. Tenant further agrees to give such notices to any successor of Lender, provided that such successor shall have given written notice to Tenant of its acquisition of Lender’s interest in the Mortgage and designated the address to which such notices are to be sent.

5.                           Tenant acknowledges that Landlord will execute and deliver to Lender an assignment of leases and rents (the “Assignment”) conveying the rentals under the Lease as additional security for the loan secured by the Mortgage, and Tenant hereby expressly consents to the Assignment.

6.                           Tenant agrees that Tenant will not, without the prior written consent of Lender, do any of the following, and any such purported action without such consent shall be void as against Lender:

(a)                          modify the Lease or any extensions or renewals thereof in such a way as to reduce the rent, accelerate rent payments, shorten the original term, or change any renewal option;

(b)	terminate the Lease except as provided by its terms;

(c)                          tender or accept a surrender of the Lease or make a prepayment in excess of one month of rent thereunder; or

(d)                          waive a default by Landlord of any material covenant on Landlord’s part to be performed.

7.                           Tenant agrees to certify in writing to Lender, upon request and to Tenant’s knowledge, whether or not any default on the part of Landlord exists under the Lease and the nature of any such default.

8.                           All of the foregoing provisions shall be self-operative and effective without the execution of any further instruments on the part of either party hereto. However, Tenant agrees to execute and deliver to Lender or to any person to whom Tenant herein or in the future agrees to attorn, such other instruments as either shall request in order to effectuate said provisions.

9.	Tenant, with respect to the Lease, certifies, warrants and agrees as follows:

(a)                          the Lease attached hereto, together with any attached amendments, is a true and correct copy of the Lease entered into by and between Landlord and Tenant and there are no other agreements by or between Landlord and Tenant relating to the Lease or the rent payable thereunder and, except as specified in Schedule B, the Lease has not been amended or modified;

(b)                          as of the date hereof, Landlord is not in default under the Lease and the Lease evidences the valid, binding and enforceable obligations of Tenant; and

(c)                          as of the date hereof, Tenant has no counterclaim, defense or offset against Landlord or against the rent payable from and after the date hereof under the Lease.

10.                         Lender, in the event Lender succeeds to the interest of Landlord, whether through foreclosure proceedings or otherwise, shall be entitled to convey and/or assign Lender’s right, title and interest, or any part thereof, in and to the Property and/or the Lease. Upon a sale, conveyance and assignment of the Property and/or Lender’s interest in the Lease, Lender shall automatically and without further consent, written agreement or acknowledgment by Tenant be, released, discharged and relieved of any and all liabilities and obligations of every kind, nature and type whatsoever accruing or arising under the Lease on and after the date of such sale, assignment or transfer; provided, however, that Lender’s grantee or assignee shall, after the date of such sale, transfer or assignment, have such liabilities and obligations as “landlord” under the Lease.

11.                         To the extent that the Lease shall entitle Tenant to notice of any mortgage of the Property, this Agreement shall constitute such notice to Tenant with respect to the Mortgage executed by Landlord for the benefit of Lender.

12.                         The provisions of this Agreement are not intended to, and shall not, release Landlord, Landlord’s heirs, successors and assigns, from Landlord’s obligations under the Lease and are solely for the benefit of Lender and Tenant.

13.                         From and after payment in full of the loan secured by the Mortgage and the recordation of a release or satisfaction thereof, without the transfer of the Property to Lender as a Purchaser, this Agreement shall become void and of no further force or effect.

14.                         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, participants, successors, and assigns, and, without limiting such, the covenants of Lender shall specifically be binding upon any Purchaser of the Property at foreclosure or at a sale under power.

15.                         This Agreement may not be modified other than by an agreement in writing signed by the parties hereto or their respective successors.

16.	This Agreement may be signed in counterparts.

17.                         If any term or provision of this Agreement shall to any extent be held invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby, but each term and provision hereof shall be valid and enforceable to the fullest extent permitted by law. This Agreement and its terms and conditions shall be construed under the laws of the State of New York.

18.                         Notices to be sent pursuant to this Agreement shall be sent to each of the parties at the addresses first above set forth. Any change in a party’s address for notice shall be given by notice to the other party at said party's then-current address for the giving of notices.

                In witness whereof, the parties hereto have executed this Agreement as of the year and day first set forth above.

___________________________________

By:________________________________
Name:
Title:

___________________________________

By:________________________________
Name:
Title:

STATE OF NEW YORK)

COUNTY OF MONROE) ss.:

On the _______ day of ____________, 2006, before me, the undersigned, personally appeared ______________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and he acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person or entity upon behalf of which the individual acted, executed the instrument.

____________________________________
Notary Public

STATE OF ______________)

COUNTY OF _____________) ss.:

On the _______ day of _____________, 2006, before me, the undersigned, personally appeared _______________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and he acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person or entity upon behalf of which the individual acted, executed the instrument.

____________________________________
Notary Public
SCHEDULE A

Legal Description

SCHEDULE B

The Lease

EXHIBIT 9.23

FURNITURE INVENTORY

EXHIBIT “F”

HAZARDOUS SUBSTANCES

None.